UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement

[  ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[x]  Definitive Proxy Statement

[  ]  Definitive Additional Materials

[  ]  Soliciting Material Pursuant to Rule 14a-12

PRIMO WATER CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: N/A

(5)	Total fee paid: N/A

[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: N/A

(2)	Form, Schedule or Registration Statement No.: N/A

(3)	Filing Party: N/A

(4)	Date Filed: N/A

Primo Water Corporation

101 North Cherry Street, Suite 501

Winston-Salem, North Carolina 27101

March 29, 2017

Dear Stockholder:

We are pleased to invite you to the 2017 annual meeting of stockholders of Primo Water Corporation to be held at 1:00 p.m., Eastern Time, on April 27, 2017 at our corporate headquarters at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101.

The agenda for the 2017 annual meeting of stockholders includes:

●	the election of two (2) Class I directors for three-year terms;

●	an advisory vote on our executive compensation;

●	an advisory vote on the frequency of future advisory votes on our executive compensation;

●

the approval of Amendment No. 2 to the Amended and Restated 2010 Omnibus Long-Term Incentive Plan, which increases the number of shares reserved for issuance thereunder by 2,500,000, increases individual award limits and reapproves performance measures under the plan for purposes of Section 162(m) of the Internal Revenue Code, and establishes limits on non-employee director awards;

●	the approval of Amendment No. 2 to the 2010 Employee Stock Purchase Plan increasing the number of shares reserved for issuance thereunder by 150,000; and

●	the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for our 2017 fiscal year.

The Board of Directors unanimously recommends that you vote FOR election of the director nominees, FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, FOR the option of “three years” as the frequency of future advisory votes on our executive compensation, FOR Amendment No. 2 to the Amended and Restated 2010 Omnibus Long-Term Incentive Plan, FOR Amendment No. 2 to the 2010 Employee Stock Purchase Plan and FOR ratification of the appointment of BDO USA, LLP.

Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The proxy statement explains more about proxy voting, so please read it carefully.

We look forward to your continued support.

Sincerely,

Billy D. Prim

Chairman and Chief Executive Officer

PRIMO WATER CORPORATION

101 North Cherry Street, Suite 501

Winston-Salem, North Carolina 27101

Notice of 2017 Annual Meeting of Stockholders

Time and Date:	1:00 p.m., Eastern Time, on Thursday, April 27, 2017

Place:	Primo Water Corporation’s corporate headquarters 101 North Cherry Street, Suite 501 Winston-Salem, North Carolina 27101

Items of Business:	1.	Election of two directors nominated by our Board of Directors as Class I directors to serve until the 2020 annual meeting of stockholders;

	2.	Advisory vote on the compensation paid to our named executive officers;

	3.	Advisory vote on the frequency of future advisory votes on compensation paid to our named executive officers;

4.

Approval of Amendment No. 2 to the Amended and Restated 2010 Omnibus Long-Term Incentive Plan to increase the number of shares available for issuance thereunder by 2,500,000, increase individual award limits and reapprove performance measures under the plan for purposes of Section 162(m) of the Internal Revenue Code, and establish annual limits on non-employee director awards;

	5.	Approval of Amendment No. 2 to the 2010 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder by 150,000;

	6.	Ratification of the Audit Committee’s appointment of BDO USA, LLP as our independent registered public accounting firm for 2017; and

	7.	Other matters if properly raised.

Record Date:	You may vote at the annual meeting if you were a stockholder of record at the close of business on March 3, 2017.

Voting:

For voting instructions, please refer to your enclosed proxy card or the voting instruction card provided by your bank or broker. Additional information about voting is also included in the accompanying proxy statement. Please vote as soon as possible to record your vote, even if you plan to attend the annual meeting in person.

Meeting Admission:	Attendance at the annual meeting is limited to stockholders as of the close of business on March 3, 2017, holders of valid proxies for the annual meeting and our invited guests.

By Order of the Board of Directors,

Mark Castaneda
Chief Financial Officer

March 29, 2017

Important Notice Regarding the Availability of

Proxy Materials for the 2017 Annual Meeting of Stockholders

to be held on April 27, 2017

Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2016 are available at www.proxyvote.com.

PROXY STATEMENT

______________

The Board of Directors of Primo Water Corporation (“Primo” or the “Company”) is providing these materials to you in connection with Primo’s annual meeting of stockholders. The annual meeting will take place on Thursday, April 27, 2017, at 1:00 p.m. Eastern Time. The annual meeting will be held at our corporate headquarters at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101. The annual meeting notice, proxy statement and form of proxy are expected to be first sent to stockholders on or about March 29, 2017.

General Information

Why am I receiving these materials?

You are receiving these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. The proxy statement includes information that we are required to provide you under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares.

What is a proxy?

Our Board of Directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder’s specific voting instructions.

What is included in these materials?

These materials include:

●	the Proxy Statement for the annual meeting;

●	a proxy card for the annual meeting; and

●	our Annual Report on Form 10-K for the year ended December 31, 2016.

What items will be voted on at the annual meeting?

There are six proposals scheduled to be voted on at the annual meeting:

●	the election of the two directors nominated by our Board of Directors as Class I directors to serve until the 2020 annual meeting of stockholders;

●	an advisory vote on the compensation paid to our named executive officers;

●	an advisory vote on the frequency of future advisory votes on our executive compensation;

●

the approval of Amendment No. 2 to the Amended and Restated 2010 Omnibus Long-Term Incentive Plan, which increases the number of shares reserved for issuance thereunder by 2,500,000, increases individual award limits and reapproves performance measures under the plan for purposes of Section 162(m) of the Internal Revenue Code, and establishes annual limits on non-employee director awards;

●	the approval of Amendment No. 2 to the 2010 Employee Stock Purchase Plan increasing the number of shares reserved for issuance thereunder by 150,000; and

●	the ratification of the Audit Committee’s appointment of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for 2017.

The Board of Directors is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the board’s voting recommendations?

Our Board of Directors recommends that you vote your shares:

●	“FOR” the two directors nominated by our Board of Directors as Class I directors to serve until the 2020 annual meeting of stockholders;

●	“FOR,” the approval of the proposal regarding the compensation paid to our named executive officers;

●	To conduct future advisory votes on our executive compensation every “three years;”

●

“FOR” the approval of Amendment No. 2 to the Amended and Restated 2010 Omnibus Long-Term Incentive Plan to increase the number of shares authorized for issuance thereunder by 2,500,000, increase individual award limits and reapprove performance measures under the plan for purposes of Section 162(m) of the Internal Revenue Code, and establish annual limits on non-employee director awards;

●	“FOR” the approval of Amendment No. 2 to the 2010 Employee Stock Purchase Plan to increase the number of shares authorized for issuance thereunder by 150,000; and

●	“FOR” the ratification of the Audit Committee’s appointment of BDO as our independent registered public accounting firm for 2017.

Who can attend the annual meeting?

Admission to the annual meeting is limited to:

●	stockholders as of the close of business on March 3, 2017;

●	holders of valid proxies for the annual meeting; and

●	our invited guests.

Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date.

When is the record date and who is entitled to vote?

The Board of Directors set March 3, 2017 as the record date. All record holders of Primo common stock as of the close of business on that date are entitled to vote. Each share of common stock is entitled to one vote. As of the record date, there were 29,573,383 shares of common stock outstanding.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Primo stock is reflected directly on the books and records of our transfer agent, Wells Fargo Bank, N.A. If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. We only have access to ownership records for the registered shares. If you are not a stockholder of record, we will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card. As described below, if you are not a stockholder of record, you will not be able to vote your shares unless you have a proxy from the stockholder of record authorizing you to vote your shares.

How do I vote?

You may vote by any of the following methods:

●	In person. You may vote in person at the meeting. If you hold shares in street name, you must also obtain a proxy from the stockholder of record authorizing you to vote your shares.

●	By mail. You may vote by signing and returning the proxy card or voting instruction card provided.

●	Via the Internet. You may vote via the Internet by following the instructions provided in the accompanying proxy card or the voting instruction card provided.

●	Beneficial owners of shares held in “street name.” You may vote by following the instructions provided by your bank or broker.

How can I change or revoke my vote?

You may change or revoke your vote as follows:

●

Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to Primo Water Corporation, Attention: Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101 or by submitting another vote on or before April 27, 2017. For all methods of voting, the last vote cast will supersede all previous votes.

●	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

What happens if I do not give specific voting instructions?

Stockholders of record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (“Proposal 1”), the advisory vote on compensation paid to our named executive officers (“Proposal 2”), the advisory vote on the frequency of future advisory votes on compensation paid to our named executive officers (“Proposal 3”), the approval of the amendment to the Amended and Restated 2010 Omnibus Long-Term Incentive Plan (“Proposal 4”) and the approval of the amendment to the 2010 Employee Stock Purchase Plan (“Proposal 5”) are considered to be non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2, 3, 4 and 5.

The ratification of the appointment of BDO as our independent registered public accounting firm for 2017 (“Proposal 6”) is considered to be a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and we do not expect there to be any broker non-votes with respect to Proposal 6.

What is the quorum for the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary for the transaction of business at the annual meeting. This is called a quorum.

What is the voting requirement to approve each of the proposals?

The following are the voting requirements for each proposal:

●	Proposal 1, Election of Directors. The two nominees receiving the highest number of votes will be elected as the Class I directors to serve until the 2020 annual meeting of stockholders.

●

Proposal 2, Advisory Vote on Executive Compensation. The compensation paid to our named executive officers will be considered approved if a majority of the votes of stockholders present in person or by proxy with respect to this matter are cast in favor of the proposal.

●

Proposal 3, Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation. The option of every year, every two years or every three years that receives the highest number of votes cast by stockholders will be considered to be the recommendation of the stockholders on the advisory vote regarding the frequency of future advisory votes on the compensation paid to our named executive officers.

●

Proposal 4. Amendment No. 2 to the Amended and Restated 2010 Omnibus Long-Term Incentive Plan to increase the number of shares reserved for issuance thereunder by 2,500,000, increase individual award limits and reapprove performance measures under the plan for purposes of Section 162(m) of the Internal Revenue Code, and establish annual limits on non-employee director awards will be approved if a majority of the votes of stockholders present in person or by proxy with respect to this matter are cast in favor of the proposal.

●

Proposal 5. Amendment No. 2 to the 2010 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 150,000 will be approved if a majority of the votes of stockholders present in person or by proxy with respect to this matter are cast in favor of the proposal.

●

Proposal 6, Ratification of Independent Registered Public Accounting Firm. The ratification of the Audit Committee’s appointment of BDO as our independent registered public accounting firm for 2017 will be approved if a majority of the votes of stockholders present in person or by proxy with respect to this matter are cast in favor of the proposal.

How are abstentions and broker non-votes treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Broker non-votes and abstentions are not counted as votes cast on any proposal considered at the annual meeting and, therefore, will have no effect on the proposal regarding the election of directors, the advisory vote on the compensation paid to our named executive officers, the advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers, the amendment to the Amended and Restated 2010 Omnibus Long-Term Incentive Plan and the amendment to the 2010 Employee Stock Purchase Plan. We expect no broker non-votes on the proposal regarding the ratification of the appointment of BDO as our independent registered public accounting firm for 2017, and abstentions will have no effect on this proposal.

Who pays for solicitation of proxies?

We are paying the cost of soliciting proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.

Where can I find the voting results of the annual meeting?

Primo will announce preliminary or final voting results at the annual meeting and publish final results in a Form 8-K filed with the SEC within four business days of the completion of the meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2018 annual meeting of stockholders?

Requirements for Stockholder Proposals to Be Considered for Inclusion in Primo’s Proxy Materials. Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2018 annual meeting of stockholders must be received no later than November 28, 2017. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to Primo’s Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101.

Requirements for Stockholder Proposals to Be Brought Before the 2018 Annual Meeting of Stockholders. Notice of any director nomination or other proposal that you intend to present at the 2018 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2018 annual meeting of stockholders, must be delivered to Primo’s Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101 not earlier than the close of business on December 28, 2017 and not later than the close of business on January 27, 2018. In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2018 annual meeting of stockholders.

Principal Stockholders

The following table provides information about the beneficial ownership of our common stock as of March 3, 2017 by:

●	each person that owned more than 5% of our outstanding common stock as of such date;

●	each of our directors and director nominees;

●	each of our named executive officers; and

●	all of our directors, director nominees and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of March 3, 2017 through the exercise of any warrant, stock option or other right. Except as noted, and subject to community property laws where applicable, we believe that the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated in the notes below, the address for each of the individuals listed below is c/o Primo Water Corporation, 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percentage of Common Stock Outstanding (%)(1)

Billy D. Prim	2,561,842(2)	8.6

BlackRock, Inc.	2,288,954 (3)	7.7

Manatuck Hill Partners, LLC	1,725,000 (4)	5.8

Akre Capital Management, LLC	1,679,313 (5)	5.7

Richard A. Brenner	163,411 (6)	*

Susan E. Cates	26,470 (7)	*

Jack C. Kilgore	146,254(8)	*

Malcolm McQuilkin	473,129 (9)	1.6

Charles A. Norris	437,319 (10)	1.5

David L. Warnock	77,325 (11)	*

Mark Castaneda	479,575 (12)	1.6

Matthew T. Sheehan	279,316 (13)	*

Directors, director nominees and current executive officers as a group (10 individuals)	4,774,023 (14)	15.8

___________

* Represents beneficial ownership of less than 1.0%.

(1)	A total of 29,573,383 shares of common stock were outstanding on March 3, 2017.

(2)

Consists of (a) 2,346,092 shares of common stock held directly (419,705 of which are pledged as security); (b) 39,089 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable (4,218 of which are pledged as security); (c) 109,583 shares of common stock issuable upon the exercise of stock options held directly that are presently exercisable or become exercisable within 60 days of the record date; (d) 4,791 shares of common stock held by BD Prim, LLC (as to which he has shared voting and investment power); (e) 4,791 shares held by the Billy D. Prim Revocable Trust (as to which he has shared voting and investment power); (f) 23,957 shares of common stock held by 2010 Irrevocable Trust fbo Sarcanda W. Bellissimo (as to which he has shared voting and investment power); (g) 23,957 shares of common stock held by 2010 Irrevocable Trust fbo Anthony Gray Westmoreland (as to which he has shared voting and investment power); (h) 4,791 shares of common stock held by the 2010 Irrevocable Trust fbo Jager Grayln Dean Bellissimo (as to which he has shared voting and investment power); and (i) 4,791 shares of common stock held by the 2010 Irrevocable Trust fbo Joseph Alexander Bellissimo (as to which he has shared voting and investment power). Excludes 8,032 shares of common stock held directly by Deborah W. Prim, Mr. Prim’s spouse. Also excludes (a) 872,642 deferred stock units earned in March 2016 under the Company’s Amended and Restated Value Creation Plan and deferred pursuant to the Company’s Deferred Compensation Plan, for which shares of common stock are to be issued with respect to such deferred stock units in equal annual installments in January of 2018, 2019, 2020, 2021 and 2022 and (b) 414,725 deferred stock units earned in March 2017 under the Company’s Amended and Restated Value Creation Plan and deferred pursuant to the Company’s Deferred Compensation Plan, for which shares of common stock are to be issued with respect to such deferred stock units in equal annual installments in January of 2018, 2019, 2020, 2021 and 2022.

(3)

This information is derived solely from Amendment No. 1 to Schedule 13G filed with the SEC on January 25, 2017 in which BlackRock, Inc., a Delaware corporation (“BlackRock”), is reported as the beneficial owner of 2,288,954 shares of the Company’s common stock with sole voting power with respect to 2,234,662 shares and sole power to dispose or direct the disposition of 2,288,954 shares. BlackRock beneficially owns these shares through its subsidiaries BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management, LLC and BlackRock Japan Co Ltd. The address for each of the entities or persons listed in this footnote is 55 East 52nd Street, New York, NY 10055.

(4)

This information is derived solely from Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2017 in which Manatuck Hill Partners, LLC, a Delaware limited liability company, is reported as the beneficial owner of 1,725,000 shares of the Company’s common stock with shared voting power with respect to 1,725,000 shares and shared power to dispose or direct the disposition of 1,725,000 shares. The address for each of the entities or persons listed in this footnote is 1465 Post Road East, Westport, CT 06880.

(5)

This information is derived solely from Amendment No. 4 to Schedule 13G filed with the SEC on February 13, 2017 in which Akre Capital Management, LLC, a Delaware limited liability company, Charles T. Akre, Jr., a resident of the United States, and Braddock Partners Offshore, L.P., a limited partnership organized in the Cayman Islands, are reported as the beneficial owners of 1,679,313 shares of the Company's common stock with shared voting power with respect to 1,679,313 shares of the Company’s common stock and shared power to dispose or direct the disposition of 1,679,313 shares of the Company’s common stock. The address for each of the entities or persons listed in this footnote is P.O. Box 998, Middleburg, VA 20118.

(6)

Consists of (a) 140,474 shares of common stock held directly; (b) 568 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable; (c) 22,085 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date; (d) 142 shares of common stock issuable upon the exercise of warrants held by the ALB-3 Trust, of which he is the trustee, that are presently exercisable; and (e) 142 shares of common stock issuable upon the exercise of warrants held by the ALB-5 Trust, of which he is the trustee, that are presently exercisable. Mr. Brenner may be deemed to have voting and investment power with respect to securities held by the ALB-3 Trust or the ALB-5 Trust and expressly disclaims beneficial ownership of any such securities, except to the extent of his pecuniary interest therein, if any.

(7)	All such shares of common stock held directly.

(8)

Consists of (a) 118,455 shares of common stock held directly; (b) 5,714 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable; and (c) 22,085 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date.

(9)

Consists of (a) 64,179 shares of common stock held directly; (b) 57,143 shares of common stock issuable upon the exercise of warrants held directly that are presently issuable; (c) 22,085 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date; (d) 313,607 shares of common stock held by the Malcolm McQuilkin Living Trust; and (e) 16,115 shares of common stock issuable upon the exercise of warrants held by the Malcolm McQuilkin Living Trust that are presently exercisable. Mr. McQuilkin is a co-trustee of the Malcolm McQuilkin Living Trust and, as such, he may be deemed to have shared voting and investment power with respect to such shares. Mr. McQuilkin expressly disclaims beneficial ownership of any such securities held in such trust, except to the extent of his pecuniary interest therein, if any.

(10)

Consists of (a) 163,274 shares of common stock held directly (115,924 of which are held in escrow pursuant to that certain Agreement and Plan of Merger, dated as of October 9, 2016, by and among the Company, Primo Subsidiary, Inc., a Delaware corporation, Glacier Water Services, Inc., a Delaware corporation, and David Shladovsky (the “Merger Agreement”)) and (b) 274,045 shares of common stock held by The Charles A. Norris & Margaret T. Norris TR UA 18-Jun-02 Norris Trust (the “Norris Trust”) (194,572 of which are held in escrow pursuant to the Merger Agreement). Mr. Norris is a co-trustee of the Norris Trust and, as such, he may be deemed to have shared voting and investment power with respect to such shares. Mr. Norris expressly disclaims beneficial ownership of any such securities held in the Norris Trust, except to the extent of his pecuniary interest therein, if any.

(11)

Consists of (a) 52,250 shares of common stock held directly; (b) 1,924 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date; (c) 20,388 shares of common stock held by Camden Partners Strategic Fund III, L.P.; (d) 846 shares of common stock held by Camden Partners Strategic Fund III-A, L.P.; and (e) 1,917 shares of common stock held by Camden Partners Holdings, LLC. Mr. Warnock is the managing member of the general partner or manager of each of Camden Partners Strategic Fund III, L.P., Camden Partners Strategic Fund III-A, L.P., and Camden Partners Holdings, LLC, and as such, he may be deemed to have voting and investment power with respect to all securities beneficially owned by such entities. Mr. Warnock expressly disclaims beneficial ownership of all the above described securities except to the extent of his pecuniary interest therein, if any.

(12)

Consists of (a) 227,285 shares of common stock held directly; (b) 3,248 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable; and (c) 249,041 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date. Excludes 698 shares of common stock held directly by Christina V. Castaneda, Mr. Castaneda’s spouse. Also excludes (a) 464,560 deferred stock units earned under the Company’s Value Creation Plan and deferred pursuant to the Company’s Deferred Compensation Plan, for which shares of common stock are to be issued with respect to such deferred stock units in equal annual installments in January of 2018, 2019, 2020 and 2021 and (b) 276,483 deferred stock units earned in March 2017 under the Company’s Amended and Restated Value Creation Plan and deferred pursuant to the Company’s Deferred Compensation Plan, for which shares of common stock are to be issued with respect to such deferred stock units in January 2018.

(13)

Consists of (a) 98,483 shares of common stock held directly and (b) 180,833 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date. Excludes (a) 580,592 deferred stock units earned under the Company’s Amended and Restated Value Creation Plan and deferred pursuant to the Company’s Deferred Compensation Plan, for which shares of common stock are to be issued with respect to such deferred stock units in equal annual installments in January of 2018, 2019, 2020 and 2021 and (b) 345,604 deferred stock units earned in March 2017 under the Company’s Amended and Restated Value Creation Plan and deferred pursuant to the Company’s Deferred Compensation Plan, for which shares of common stock are to be issued with respect to such deferred stock units in January 2018.

(14)

Brian H. McInerney, our Executive Vice President and President of Refill Operations, was appointed as an executive officer of the Company on March 2, 2017. This amount includes 114,964 shares of common stock held by The McInerney Family Trust Dated May 10, 2004 (the “McInerney Trust”) (81,625 of which are held in escrow pursuant to the Merger Agreement). Mr. McInerney is a co-trustee of the McInerney Trust and, as such, he may be deemed to have shared voting and investment power with respect to such shares. Mr. McInerney expressly disclaims beneficial ownership of any such securities held in the McInerney Trust, except to the extent of his pecuniary interest therein, if any.

Proposal 1 – Election of Directors

Our Board of Directors consists of three classes of directors, each serving a staggered three-year term. Billy D. Prim and Jack C. Kilgore are both nominated as Class I directors to serve three-year terms until the annual meeting of stockholders in 2020 and until their successors are elected and qualified. Messrs. Prim and Kilgore both currently serve as directors and have agreed to be named in this proxy statement and serve if elected.

Although we know of no reason why either nominee would not be able to serve, if either such nominee is unavailable for election, the proxies intend to vote your shares for any substitute nominee proposed by the Board of Directors.

The two nominees receiving the highest number of affirmative votes will be elected as directors to serve until the 2020 annual meeting of stockholders. Votes withheld by stockholders, broker non-votes and abstentions will have no effect on the outcome of the director elections.

The Board of Directors recommends a vote “FOR” the election of Billy D. Prim and Jack C. Kilgore to our Board of Directors.

Nominees and Continuing Directors

Listed below are (i) the two nominees for election to the Board of Directors and (ii) the other members of our Board of Directors whose terms expire in 2018 (our Class II directors) and 2019 (our Class III directors). The following paragraphs include information about each nominee and continuing director’s business background, as furnished to us by the nominee or director, and additional experience, qualifications, attributes or skills that led our Board of Directors to conclude that such individual should serve on our Board of Directors.

Name of Nominee	Age	Position with the Company	Director Since	Director Class

Billy D. Prim	61	Chairman and Chief Executive Officer	2004	I

Jack C. Kilgore	68	Director	2011	I

Name of Continuing Director	Age	Position with the Company	Director Since	Director Class

Malcolm McQuilkin	70	Director	2005	II

Matthew T. Sheehan	43	President, Chief Operating Officer and Director	2016	II

David L. Warnock	59	Director	2005	II

Richard A. Brenner	53	Director	2005	III

Susan E. Cates	46	Director	2014	III

Charles A. Norris	71	Director	2016	III

Billy D. Prim

Mr. Prim has been our Chairman and Chief Executive Officer since he founded Primo in 2004. Prior to founding Primo, Mr. Prim founded Blue Rhino Corporation (a provider of propane cylinder exchange and complementary propane and non-propane products) in March 1994 and served as its Chief Executive Officer and Chairman of the Board. He led Blue Rhino’s initial public offering in May 1998 and remained its Chief Executive Officer until April 2004, when Blue Rhino was acquired by Ferrellgas Partners, L.P., at which time he was elected to the Ferrellgas board of directors on which he served until November 2008. Mr. Prim previously served on the board of directors of Towne Park Ltd. and Southern Community Bank and Trust. Mr. Prim also serves on the Wake Forest School of Business Board of Visitors and the Wake Forest Institute for Regenerative Medicine Advisory Board. Mr. Prim brings extensive business, managerial and leadership experience to our Board of Directors. Mr. Prim’s service as an executive and a director of Primo provides our Board of Directors with a vital understanding and appreciation of our business. In addition, Mr. Prim’s leadership abilities, his experience at Blue Rhino and his extensive knowledge of the bottled water industry position him well for service on our Board of Directors.

Richard A. Brenner

Mr. Brenner has been the Vice Chairman of Entrematic (formerly Amarr Garage Doors, a manufacturer and distributor of garage doors) since November 2013. Mr. Brenner previously served as its Chief Executive Officer from July 2002 until November 2013 and its President from July 1993 until June 2002. Mr. Brenner serves on several boards of private and nonprofit entities, including ABC of North Carolina, Wake Forest Innovation Quarter and Computer Credit, Inc., and was a member of the board of directors of Blue Rhino Corporation from 1998 to 2004. Mr. Brenner also serves on the Wake Forest University Health Sciences Board. Mr. Brenner’s significant executive and board service experience qualify him for service on our Board of Directors.

Susan E. Cates

Ms. Cates has served as chief operating officer of 2U, Inc. (NASDAQ: TWOU), a company that partners with leading colleges and universities to deliver online degree programs, since March 2016. Prior to joining 2U, Inc., Ms. Cates served as the President of Executive Development at the University of North Carolina at Chapel Hill’s Kenan-Flagler Business School from 2008 to 2016, and the Executive Director of MBA@UNC from 2010 to 2016. Prior to joining UNC, Ms. Cates was a partner with Best Associates, a Dallas-based private equity firm, where she led the identification, acquisition and oversight of multiple domestic and international companies operating in the education sector. Prior to joining Best Associates, Ms. Cates was part of the founding team of ThinkEquity Partners, a boutique investment bank in New York, which she co-founded with former colleagues from Merrill Lynch & Co. At ThinkEquity, she headed the education investment banking practice with responsibility for business development, client relationships and deal execution. Prior to co-founding ThinkEquity Partners, Ms. Cates worked in investment banking at Merrill Lynch in New York, as well as in corporate lending at Wachovia Bank in Atlanta. A North Carolina native, Ms. Cates earned her MBA from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill and received a BA from Duke University in public policy studies. Ms. Cates’ extensive executive and managerial experience position her well to serve as a member of our Board of Directors.

Jack C. Kilgore

From 2004 to 2014, Mr. Kilgore served as President of the Consumer Products Division of Rich Products Corporation (a leading supplier and solutions provider to the foodservice, in-store bakery, and retail marketplaces) where he oversaw the company’s consumer packaged goods business. Mr. Kilgore joined Rich Products Corporation in 1978 as a sales and marketing administrator and advanced through the company serving in roles as a region manager, division manager, national sales manager and various other sales and market leadership positions before being named President of the Consumer Products Division. Mr. Kilgore retired from Rich Products Corporation on December 31, 2014. Mr. Kilgore serves on the board as Chairman of South Coast Bank & Trust and as a director of the bank holding company, WBT BankShares Inc., is a former chairman of the National Fisheries Institute and is serving and has previously served in various leadership positions for a number of not-for-profit entities. Mr. Kilgore’s extensive knowledge of and experience in the consumer goods industry as well as his extensive executive and managerial experience position him well to serve as a member of our Board of Directors.

Charles A. Norris

Mr. Norris joined the Primo Board of Directors in December 2016 upon completion of the Company’s acquisition of Glacier Water Services, Inc, the owner and operator of the largest network of filtered drinking water vending machines in the United States and Canada. Mr. Norris served as Chairman of Glacier’s Board of Directors from June 2001 until the completion of Primo’s acquisition of Glacier in December 2016. Mr. Norris is the retired President of McKesson Water Products Company, a bottled water company and wholly-owned subsidiary of McKesson Corporation, where he served as President from 1990 until he retired in October 2000. From 1981 to 1990, Mr. Norris served as President of Deer Park Spring Water Company (now a subsidiary of Nestlé Waters North America) and served in various operational executive positions with Nestlé in both Switzerland and the United States from 1973 to 1985. Mr. Norris is a past Chairman of the International Bottled Water Association, and he is the current Chairman of the Board of Freshpet, Inc. (Nasdaq: FRPT), a pet food company located in Secaucus, New Jersey. Mr. Norris’ familiarity with Glacier’s operational and financial history, his background in consumer goods and his board experience qualify him to serve as a member of our Board of Directors.

Malcolm McQuilkin

Mr. McQuilkin is the President of Blue Rhino Global Sourcing, LLC (an import and design company and a wholly-owned subsidiary of Ferrellgas Propane Partners) and was the Chief Executive Officer of Uniflame, Inc. from 1990 until it was acquired by Blue Rhino Global Sourcing, LLC in 2000. As the current President of Blue Rhino Global Sourcing, Mr. McQuilkin provides our Board of Directors with significant leadership and executive experience. Mr. McQuilkin’s leadership abilities, his international business expertise (particularly with respect to outsourcing) and his extensive knowledge of complex financial and operational issues facing large companies qualify him to serve as a member of our Board of Directors.

Matthew T. Sheehan

Mr. Sheehan joined the Primo Board of Directors in October 2016. Mr. Sheehan has served as our Chief Operating Officer since December 2012 and as our President since June 2013.  Prior to joining Primo, Mr. Sheehan was most recently with Coinstar, Inc. (a publicly-traded automated retail solutions provider), where he served as Strategic Venture Advisor of Coinstar’s Redbox business from June 2011 to December 2011 and as Vice President, General Manager of the first automated retail venture at Redbox from 2008 until 2011.  Redbox was acquired by Coinstar in 2008.  Mr. Sheehan also served at Redbox as Vice President, Sales and Business Development from 2006 to 2008 and Director of Business Development from 2005 to 2006.  Mr. Sheehan received a Bachelor of Business Management and Communications degree from Bentley College in Waltham, Massachusetts and an MBA from the Smeal College of Business at Pennsylvania State University. Mr. Sheehan’s financial, managerial and leadership expertise and experience at Primo position him well to serve on our Board of Directors.

David L. Warnock

Mr. Warnock is a founder and senior partner of Camden Partners Holdings, LLC (a private investment management firm established in 1995 and formerly known as Cahill Warnock & Company, LLC). Mr. Warnock serves as the Chairman of New Horizons Worldwide, Inc. and Calvert Education Services, LLC and also serves on the boards of Questar Assessment, Inc., Ranir LLC, Triumph Higher Education Group, Network for Good and previously served on the boards of directors of Blue Rhino Corporation, Nobel Learning Communities, Inc., American Public Education, Inc., and Towne Park, Ltd. Mr. Warnock has also served as a member of the board of directors of several private companies and not-for profit entities. Mr. Warnock brings to our Board of Directors a unique and valuable perspective from his years of experience in private investment management. Mr. Warnock’s business acumen and his financial, managerial, leadership and board service experience qualify him to serve on our Board of Directors.

Corporate Governance

The Board of Directors

Primo is governed by a Board of Directors and various committees of the board that meet throughout the year. The Board of Directors and its committees have general oversight responsibility for the affairs of Primo.

Our certificate of incorporation provides that our Board of Directors will consist of between three and 12 members with the precise number to be determined by the Board of Directors. Our Board of Directors currently consists of eight directors. Our certificate of incorporation also provides that any vacancies or newly-created directorships may be filled only by the remaining members of our Board of Directors.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each committee is currently comprised entirely of non-employee directors. Our Board of Directors may establish other committees from time to time to facilitate our corporate governance.

The current members of the board’s committees are identified in the following table:

Director	Audit	Compensation	Nominating and Governance

Richard A. Brenner	X	X

Susan E. Cates	Chair		X

Jack C. Kilgore	X	Chair

Malcolm McQuilkin		X	X

David L. Warnock		X	Chair

Each committee operates under a written charter adopted by the Board of Directors. These charters are available on our corporate website (www.primowater.com) in the “Investor Relations” section under “Corporate Governance.”

Audit Committee. The principal responsibilities and functions of our Audit Committee are to assist the Board of Directors in fulfilling its oversight of (i) the integrity of our financial statements, (ii) the effectiveness of our internal controls over financial reporting, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our registered public accounting firm, and (v) the performance of our registered public accounting firm. In carrying out its oversight responsibilities and functions, our Audit Committee, among other things, oversees and interacts with our independent auditors regarding the auditors’ engagement and/or dismissal, duties, compensation, qualifications and performance; reviews and discusses with our independent auditors the scope of audits and our accounting principles, policies and practices; reviews and discusses our audited annual financial statements with our independent auditors and management; and reviews and approves or ratifies (if appropriate) related party transactions. In addition, the Audit Committee oversees management’s efforts in managing our key financial and other risk exposures and developing our enterprise risk management policies and procedures. Our Audit Committee met four times in 2016.

Our Board of Directors has determined that Ms. Cates is an audit committee financial expert, as defined under the applicable rules of the SEC, and that all members of the Audit Committee are “independent” within the meaning of the applicable listing standards of The NASDAQ Stock Market, LLC (“Nasdaq”) and the independence standards of rule 10A-3 of the Securities Exchange Act of 1934. Each of the members of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and The Nasdaq Stock Market.

Compensation Committee. The principal functions of our Compensation Committee include (i) reviewing our compensation practices and policies, (ii) reviewing and approving the compensation for our senior executives, (iii) evaluating the performance of our Chief Executive Officer, and (iv) assisting in Primo’s compliance with the regulations of the SEC regarding executive compensation disclosure. Our Board of Directors has determined that all members of the Compensation Committee are “independent” within the meaning of the applicable Nasdaq listing standards. Our Compensation Committee met six times in 2016.

Nominating and Governance Committee. The principal functions of our Nominating and Governance committee are to (i) establish membership criteria for our Board of Directors, (ii) establish and communicate to stockholders a method of recommending potential director nominees for the Nominating and Governance Committee’s consideration, (iii) identify individuals qualified to become directors consistent with such criteria and select the director nominees, (iv) plan for continuity on our Board of Directors, (v) recommend action to our Board of Directors upon any vacancies on our Board of Directors, (vi) facilitate the annual evaluation of the performance of our Board of Directors and its committees, (vii) periodically review management succession plans, and (viii) consider and recommend to our Board of Directors other actions relating to our Board of Directors, its members and its committees. Our Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” within the meaning of the applicable Nasdaq listing standards. Our Nominating and Governance Committee met two times in 2016.

Board Leadership Structure

Mr. Prim serves as both the Chairman of the Board of Directors and the Chief Executive Officer of Primo. Primo does not have a lead independent director. Our bylaws permit these positions to be held by the same person, and the Board of Directors believes that it is in the best interests of Primo to retain flexibility in determining whether to separate or combine the roles of Chairman and Chief Executive Officer based on our circumstances. Similarly, our bylaws do not require our Board of Directors to appoint a lead independent director and it has not otherwise determined to do so.

While the Board of Directors does not have a general policy regarding the separation of the roles of Chairman and Chief Executive Officer, the Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide strong, independent oversight of senior management, a highly engaged Board of Directors, and the right balance between (i) effective independent oversight of the Company’s business, (ii) the Board’s activities and (iii) consistent corporate leadership. The Board is open to different structures that provide such an optimal leadership structure, particularly given the dynamic and competitive environment in which the Company operates.

The Board of Directors – which consists entirely of independent directors other than Messrs. Prim and Sheehan – exercises a strong, independent oversight function. This oversight function is enhanced by the fact that our Audit, Compensation and Nominating & Governance Committees are comprised entirely of independent directors. Further, our Board meetings include regular executive sessions of the independent directors and an annual evaluation of our CEO’s performance against pre-determined goals. The Board of Directors can and will change its leadership structure if it determines that doing so is in the best interest of the Company and its stockholders.

Director Meeting Attendance

The Board of Directors held five meetings during 2016. No director attended less than 75 percent of the board and applicable committee meetings during 2016. Each director is encouraged to attend the annual meeting of stockholders in person. Of our current directors then in office, only Richard Brenner was unable to attend our 2016 annual meeting of stockholders in person.

Director Independence

The Board of Directors determines the independence of its members based on the standards specified by Nasdaq. Under the applicable Nasdaq listing standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq’s rules require that, subject to specific exceptions, each member of a listed company’s audit committee and those members of the board of directors determining executive compensation and director nominations be independent. Audit Committee members also must satisfy the independence criteria set forth in rule 10A-3 under the Securities Exchange Act of 1934. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has reviewed the relationships between Primo and each director to determine compliance with the Nasdaq listing standards and has determined that none of Mr. Brenner, Ms. Cates, Mr. Kilgore, Mr. McQuilkin, Mr. Norris and Mr. Warnock has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq rules. Our Board of Directors also determined that Ms. Cates and Messrs. Brenner and Kilgore, who comprise our Audit Committee, Messrs. Kilgore, Brenner, McQuilkin and Warnock, who comprise our Compensation Committee, and Messrs. Warnock and McQuilkin and Ms. Cates, who comprise our Nominating and Governance Committee, satisfy the independence standards for those committees established by applicable SEC and Nasdaq rules. In making these determinations, our Board of Directors considered the relationships that each non-employee director has with Primo and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer.

Director Nomination Process

The Board of Directors has a standing Nominating and Governance Committee comprised solely of independent directors. The Board of Directors has delegated to its Nominating and Governance Committee the responsibility for establishing membership criteria for the Board of Directors, identifying individuals qualified to become directors consistent with such criteria and recommending the director nominees.

In identifying potential director candidates, the Nominating and Governance Committee seeks input from its Committee members, other directors and management. The Nominating and Governance Committee may engage the services of search firms and advisors to help identify and screen potential director nominees. The Nominating and Governance Committee will also consider director candidates appropriately recommended by stockholders.

In identifying and assessing director candidates, the Nominating and Governance Committee considers, among other things:

●	roles and contributions valuable to the business community;

●

personal qualities of leadership, character and judgment, and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;

●	relevant knowledge and diversity of background, viewpoints and experience;

●	whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings; and

●	applicable listing standards of Nasdaq.

Diversity of background, viewpoints and experience is one of the various factors the Nominating and Governance Committee may consider in identifying director nominees, but the Nominating and Governance Committee does not have a formal policy regarding board diversity.

All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above.

Stockholder Recommendations of Director Candidates

Stockholders who wish to recommend director candidates for consideration by the Nominating and Governance Committee may do so by submitting a written recommendation to our Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101. Such recommendation must include a detailed background of the suggested candidate that demonstrates how the individual meets the criteria set forth above. If a candidate proposed by a stockholder or other source meets such criteria, the individual will be considered on the same basis as other candidates.

Recommendations by stockholders for director candidates to be considered for the 2018 annual meeting of stockholders must be delivered to Primo’s Corporate Secretary not earlier than the close of business on December 28, 2017 and not later than the close of business on January 27, 2018. Recommendations by stockholders for director candidates to be considered for inclusion in the proxy statement and form of proxy relating to the 2018 annual meeting of stockholders must be received no later than November 28, 2017. Notice of a director nomination must be submitted in accordance with the requirements set forth in our bylaws which include requirements to provide the name and address of the stockholder making the recommendation, a representation that the recommending stockholder is a record holder of our common stock, all information regarding the nominee that would be required to be set forth in a proxy statement and the consent of the nominee to serve as a director. Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement; however, the Nominating and Governance Committee will consider any such candidate in accordance with the director nomination process described above.

The Board’s Role in Risk Oversight

Management is responsible for managing the risks that Primo faces. The Board of Directors is responsible for overseeing management’s approach to risk management. The involvement of the full Board of Directors in reviewing our strategic objectives and plans is a key part of the board’s assessment of management’s approach and tolerance to risk. While the Board of Directors has ultimate oversight responsibility for overseeing management’s risk management process, various committees of the board assist it in fulfilling that responsibility.

In particular, the Audit Committee assists management in its review of the policies and procedures regarding identifying, monitoring, evaluating and managing Primo’s key financial and other risk exposures. The Audit Committee also oversees the development of our enterprise risk management policies and procedures and reports regularly to the Board of Directors regarding Primo’s risk management process.

In addition, the Compensation Committee reviews our compensation practices and policies to ensure they do not create inappropriate or unintended significant risks to Primo as a whole, and provides oversight and direction regarding these practices, policies and compensation-related risk management.

Code of Conduct

Our Board of Directors has adopted a Code of Business Conduct and Ethics. This code applies to all of the directors, officers and employees of Primo and its subsidiaries. A copy of our Code of Business Conduct and Ethics is available on our corporate website (www.primowater.com). We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Policy for Review of Related Person Transactions

Our Audit Committee reviews and approves any transaction between Primo and a related person which would be required to be disclosed by the rules of the SEC.

Communications with the Board of Directors

Stockholders may communicate with any of our directors by sending a written communication to a director c/o our Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101. All communications received in accordance with these procedures will be reviewed by the Corporate Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient, such as communications unrelated to our business, advertisements or frivolous communications.

Executive Officers

The following paragraphs set forth information regarding the current executive officers of Primo other than Messrs. Prim and Sheehan. Information pertaining to Messrs. Prim and Sheehan, each of whom is both a director and an executive officer of Primo, may be found in the section entitled “Nominees and Continuing Directors.”

Mark Castaneda

Mr. Castaneda, age 52, has served as our Chief Financial Officer and Assistant Treasurer since March 2008. Prior to joining Primo, he served as Chief Financial Officer for Tecta America, Inc. (a private national roofing contractor) from October 2007 until March 2008, as Chief Financial Officer for Interact Public Safety (a private software company) from September 2006 until October 2007 and as Chief Financial Officer for Pike Electric Corporation (a publicly-traded energy solutions provider) from October 2004 until August 2006, where he helped lead its initial public offering in July 2005. Mr. Castaneda served Blue Rhino Corporation as its Chief Financial Officer from November 1997 until October 2004 and as a Director from September 1998 until April 2004. Along with Mr. Prim, Mr. Castaneda helped lead Blue Rhino’s initial public offering in May 1998. Mr. Castaneda began his career with Deloitte & Touche in 1988 and is a certified public accountant.

Brian McInerney

Mr. McInerney, age 50, has served as Executive Vice President of Primo and President of Primo’s self-service refill drinking water business in the United States and Canada since the completion of the Glacier acquisition in December 2016. Mr. McInerney served as Glacier’s President and Chief Executive Officer from 2001 until December 2016. Prior to joining Glacier, Mr. McInerney was the Vice President, Worldwide Autolite Products for Honeywell International (previously AlliedSignal), a manufacturing company. Mr. McInerney joined AlliedSignal in 1997 and served in various marketing management positions. Mr. McInerney began his marketing career at Nabisco, a diversified food company. Prior thereto, Mr. McInerney was employed by KPMG, a global accounting and consulting firm, as a financial auditor.

Director Compensation

The following table shows the compensation paid to each non-employee director who served on our Board of Directors in 2016:

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3)	Total ($)

Richard A. Brenner	57,000	65,237	122,237

Susan E. Cates	55,000	62,948	117,948

Jack C. Kilgore	60,000	68,671	128,671

Malcolm McQuilkin	47,500	54,364	101,864

Charles A. Norris	-	-	-

David L. Warnock	38,000	43,491	81,491

(1)

The amounts shown in this column represent fees earned under our Non-Employee Director Compensation Policy described below. Each director elected to receive 100% of his or her board fees earned in the form of Company stock.

(2)

The amounts shown in this column represent the grant date fair value computed in accordance with ASC 718 of the incremental shares granted to directors in 2016 under our Non-Employee Director Compensation Policy resulting from the number of equity awards granted under the policy being determined based on the closing price of our common stock on the date of the previous annual meeting of our stockholders.

(3)

The following table shows the number of shares subject to outstanding option awards, shares of restricted stock and shares subject to outstanding restricted stock unit awards held by each non-employee director as of December 31, 2016:

Name	Shares Subject to Outstanding Option Awards (#)

Richard A. Brenner	22,085

Susan E. Cates	-

Jack C. Kilgore	22,085

Malcolm McQuilkin	22,085

Charles A. Norris	-

David L. Warnock	1,924

Under our current Non-Employee Director Compensation Policy, which was approved effective May 2, 2014, each non-employee director receives (1) an annual retainer of $25,000 and (2) meeting attendance fees of (a) $2,500 per Board of Directors or committee meeting attended in person and (b) $1,000 per Board of Directors or committee meeting attended telephonically. In advance of each annual meeting of the stockholders, each non-employee director may choose to receive his or her annual retainer and attendance fees for the following year in one the three following forms: (Option 1) 100% in cash, (Option 2) 100% in equity, or (Option 3) 50% in cash and 50% in equity. If a director elects Option 1, the director receives a one-time payment of $25,000 in cash on the business day immediately prior to the next annual meeting. If a director elects Option 2 or Option 3, the director receives a one-time grant of restricted stock units valued at $25,000 or $12,500, respectively. These restricted stock units are granted, and vest in full, on the business day immediately prior to the next annual meeting, and the number of restricted stock units is determined based on the closing price on the date of the annual meeting that preceded the grant date. With respect to the meeting attendance fees, if a director elects Option 1 or Option 3, the director receives a lump sum cash payment, based on the aggregate fees payable for Board and Committee meetings attended during the year, following the next annual meeting. If a director elects Option 2, the director is granted restricted stock in a single grant, based on the aggregate fees payable for Board and Committee meetings attended during the year, on of the business day immediately prior to the next annual meeting. The number of shares of restricted stock is determined based on the closing stock price on the date of the prior annual meeting and such restricted stock vest in full immediately.

Grants made under the Non-Employee Director Compensation Policy are made pursuant to our Amended and Restated 2010 Omnibus Long-Term Incentive Plan. Messrs. Prim and Sheehan receive no compensation for their service on our Board or Directors.

Executive Compensation

Compensation Discussion and Analysis

The following discussion and analysis relates to our compensation arrangements for the following named executive officers (“NEOs”), whose compensation information is presented in the following tables and discussion in accordance with the SEC’s rules:

(1)     our principal executive officer (Billy D. Prim);

(2)     our principal financial officer (Mark Castaneda); and

(3)     our president and chief operating officer (Matthew T. Sheehan).

This discussion and analysis should be read together with the compensation tables and related disclosures set forth below. This discussion and analysis includes statements regarding financial and operating performance targets in the limited context of our executive compensation programs, and investors should not evaluate these statements in any other context. This discussion and analysis also contains forward-looking statements that are based on our current considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt in the future may differ materially from current or planned programs as summarized in this discussion.

Executive Summary

Our compensation discussion and analysis discusses the total compensation for our NEOs and describes our overall compensation philosophy, objectives and practices. The principal components of our compensation program consist of:

●	base salary;

●	annual cash and equity incentive arrangements;

●	equity compensation; and

●	long-term incentive compensation.

Our compensation philosophy and objectives generally apply to all of our employees and all of our employees are eligible to the first three components described above. Our long-term incentive compensation arrangements are generally available only for our executive officers and officers.

The relative amount and value of each of these components for individual employees varies based on job role and responsibility as well as our financial performance.

With respect to our 2016 compensation programs, we did not make any significant changes. Instead, generally consistent with past practice:

●	base salaries for each of our NEOs were adjusted in accordance with their existing employment agreements, each as amended in October 2016;

●	we established an annual incentive plan for 2016 with target adjusted EBITDA of $23.6 million and a target bonus pool of approximately $1.4 million;

●

we provided long-term equity incentive compensation for our NEOs by granting (i) Messrs. Prim, Sheehan and Castaneda restricted stock units with respect to 15,000, 12,500 and 12,500 shares of our common stock, respectively and (ii) Mr. Sheehan an option to purchase 100,000 shares of our common stock; and

●	we monitored performance under our Amended and Restated Value Creation Plan and the Company’s progress with respect to the $24.0 million adjusted EBITDA target.

Compensation Philosophy and Objectives

Our compensation practices are designed to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. The principal elements of our executive compensation program have historically included:

●	base salary;

●	annual cash and equity incentive arrangements;

●	equity compensation in the form of restricted stock, restricted stock units and stock options; and

●	our Amended and Restated Value Creation Plan, a long-term incentive arrangement.

Accordingly, our executive officer compensation program is designed to link annual and long-term cash and stock incentives to the achievement of Company and individual performance goals and to align the interests of executive officers with the creation of stockholder value.

We believe compensation should be determined within a framework that is intended to reward individual contribution and the achievement of Company objectives. Within this overall philosophy, our objectives are to:

●	attract, retain and motivate our executives by providing a total compensation program that takes into consideration competitive market requirements and strategic business needs;

●	align the financial interests of executive officers with those of our stockholders, both in the short and long term;

●	provide incentives for achieving and exceeding annual and long-term performance goals; and

●	reward executive officers for creating long-term stockholder value.

Each of Messrs. Prim, Sheehan and Castaneda have entered into an employment agreement with the Company. The material terms of those employment agreements are described below under “Employment Agreements and Change of Control Agreements.”

Determining Executive Compensation

Since becoming a public company, our Compensation Committee has informally considered, reviewed and compared compensation paid to other individuals in positions similar to our named executive officers at companies of similar size and stage of development in structuring and setting the compensation paid to our named executive officers. This consideration has been based on the general knowledge possessed by members of our Compensation Committee and Board of Directors and also has included consultations with our Chief Executive Officer along with other individuals possessing relevant experience and information. As we have gained and continue to gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve.

Our Compensation Committee typically considers, but is not required to accept, our Chief Executive Officer’s recommendations regarding proposed base salaries, bonus and incentive awards, and equity awards for our other NEOs. Our Compensation Committee may also request the assistance of our Chief Financial Officer in evaluating the financial, accounting and tax implications of various compensation awards paid to our NEOs. However, our Chief Financial Officer does not recommend or determine the amounts or types of compensation paid to our NEOs. Our Chief Executive Officer and our other NEOs may attend Compensation Committee meetings, as requested by the chairman of the Compensation Committee. Our NEOs, including our Chief Executive Officer, do not attend any portion of our Compensation Committee meetings during which their compensation is established and approved.

We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances. Our Compensation Committee has historically not engaged compensation consultants. Rather, our Compensation Committee and our Chief Executive Officer have applied discretion to make compensation decisions and have not used a specific formula or matrix to set compensation in relation to compensation paid by other companies. To date, our Compensation Committee has not established any percentile targets for the levels of compensation provided to our NEOs. Similarly, our Compensation Committee has not specifically compared our compensation programs to those of similarly-situated companies, nor has it engaged in benchmarking of compensation paid to our NEOs. Our historical approach has been to consider competitive compensation practices and other factors such as the level of compensation necessary to recruit and retain an executive and individual performance, rather than establishing compensation at specific benchmark percentiles. This approach has enabled us to respond to market dynamics and provided us with flexibility in maintaining and enhancing our NEOs’ engagement, focus, motivation and enthusiasm for our future. Following the completion of our acquisition of Glacier, we formally engaged Korn Ferry as a compensation consultant to provide strategic advice in setting and structuring our compensation programs and policies. The engagement of Korn Ferry did not impact our compensation determinations for the year ended December 31, 2016. In 2017 and going forward, we will consider the advice and recommendations of compensation consultants we engage in setting and structuring our compensation programs.

Our Compensation Committee is comprised of Messrs. Brenner, Kilgore, McQuilkin and Warnock, with Mr. Kilgore acting as chair. Each of the members of our Compensation Committee is “independent” within the meaning of applicable Nasdaq listing standards. Our Compensation Committee’s charter provides, among other things, that our Compensation Committee’s principal duties include (i) reviewing our compensation policies and practices, (ii) reviewing and approving the compensation for our senior executives, (iii) evaluating the performance of our senior executives and (iv) assisting in the Company’s compliance with the regulations of the SEC regarding executive compensation disclosure.

The amount of past compensation, including annual bonus and incentive awards and amounts realized or realizable from prior restricted stock, restricted stock unit and stock option awards, is generally not a significant factor in our Compensation Committee’s considerations because these awards would have been earned based on performance in prior years. Our Compensation Committee does, however, consider prior awards when considering the retention aspects of our compensation program.

Our NEOs are not subject to mandated stock ownership or stock retention guidelines. Our Compensation Committee believes that the equity component of our executive compensation program ensures that our NEOs are also owners and those components work to align the NEOs’ goals with the long-term best interests of our stockholders.

Elements of Our Executive Compensation Program

The principal elements of our executive compensation program have to date been (a) base salary, (b) annual cash and equity incentive arrangements, (c) equity compensation in the form of restricted stock, restricted stock units and stock options, and (d) our Amended and Restated Value Creation Plan, a long-term incentive arrangement. Each of those compensation elements satisfies one or more of our compensation objectives.

We have not adopted any policies with respect to long-term versus currently-paid compensation, but feel that both elements are necessary for achieving our compensation objectives. Compensation in the form of a base salary provides financial stability for each of our NEOs, and annual increases in base salary provide a reward for short-term Company and individual performance. Annual incentive awards likewise provide a reward for short-term Company and individual performance. Long-term equity compensation and our Amended and Restated Value Creation Plan reward achievement of strategic long-term objectives and contribute toward overall stockholder value.

While we have not adopted any policies with respect to cash versus non-cash compensation (or among different forms of non-cash compensation), we feel that it is important to encourage or provide for a meaningful amount of equity ownership by our NEOs to help align their interests with those of our stockholders, which is one of our compensation objectives. We have also in the past used equity compensation in order to preserve the Company’s cash to the extent practicable in order to facilitate our growth and development. We combine the compensation elements for each NEO in a manner that our Compensation Committee believes, in its discretion and judgment, is consistent with the executive’s contributions to our Company and our overall goals with respect to executive compensation.

On December 22, 2016, our Compensation Committee approved the termination of the Amended and Restated Value Creation Plan, effective December 31, 2016. The Compensation Committee determined that the Amended and Restated Value Creation Plan had met its intended purpose of incentivizing the Company’s executive officers and officers to improve the Company’s adjusted EBITDA and to align the interests of our executive officers and officers with those of our stockholders generally, including by increasing the Company’s share price.

The Board of Directors and Compensation Committee continually evaluate the need for additional long-term incentive compensation arrangements in order to meet the Company’s goals of attracting, retaining and motivating highly skilled management, and in February 2017, our Compensation Committee adopted and approved a new long-term incentive compensation plan administered under our Omnibus Plan. The new long-term incentive compensation plan is designed to align the interests of our executive officers and officers with those of the Company by providing for equity awards with vesting tied to performance-based goals related to the Company’s adjusted EBITDA and free cash flow, as the Company seeks to maximize its earnings and generate sufficient cash to repay indebtedness incurred in connection with our acquisition of Glacier Water Services, Inc. in December 2016.

Base Salary

We believe that a competitive base salary is an important component of compensation as it provides a degree of financial stability for our NEOs and is critical to recruiting and retaining our executives. Base salary is also designed to recognize the scope of responsibilities assigned to each NEO and reward each executive for his or her unique leadership skills, management experience and contributions. We make a subjective determination of base salary after considering such factors collectively.

In June 2013, we entered into amended and restated employment agreements with Messrs. Prim and Castaneda and an employment agreement with Mr. Sheehan. In October 2016, we entered into further amendments to such agreements. The employment agreements and subsequent amendments provided base salaries at the amounts set forth below for 2016.

Name	Base Salary (Pre-October 2016 Amendment) ($)	Base Salary (Post-October 2016 Amendment) ($)

Billy D. Prim	439,824	439,824

Matthew T. Sheehan	309,384	450,000

Mark Castaneda	274,331	325,000

Annual Cash and Equity Incentive Arrangements

We established an annual incentive plan for 2016, which created an annual bonus pool and set payout bands for our officers, including our NEOs, based on the Company’s achievement of certain adjusted EBITDA goals. Our Compensation Committee structured and implemented this plan to motivate our executive officers to achieve our annual strategic and financial goals. Our Compensation Committee approved the following 2016 annual incentive plan bonus pool with a Target Adjusted EBITDA level of $23.6 million:

Percentage of Target Adjusted EBITDA achieved:	Size of Annual Bonus Pool
90%	$403,000
95%	$805,000
100%	$1,425,000
105%	$1,728,000
110%	$1,964,000
115%	$2,318,000
120%	$2,790,000

Adjusted EBITDA is calculated as income from continuing operations before depreciation and amortization, interest expense, net, non-cash fair value changes in warrant value, non-cash stock-based compensation expense, non-recurring costs, and loss on disposal of property and equipment and other. Our actual pre-bonus, adjusted EBITDA for 2016 was $23.6 million (before taking into account the Glacier acquisition), or 100% of the $23.6 million adjusted EBITDA goal for 2016, which resulted in an annual bonus pool for 2016 of approximately $1.4 million. Our Compensation Committee targeted annual payouts under the 2016 annual incentive plan for Messrs. Prim, Sheehan and Castaneda at 100%, 75% and 50% of their base salaries, respectively, and adjusted such amounts downward based on the size of the annual bonus pool and the number of other employees that participated in the 2016 annual incentive plan. Additionally, our Compensation Committee adjusts the payouts to officers under the Company’s annual incentive plans up or down based on the achievement of individual and team performance metrics. Our Compensation Committee has the discretion to make awards under the annual incentive plan in cash, stock or a combination of both. With respect to our NEOs, our Compensation Committee determined to pay the 2016 annual incentive awards 87.7% in cash and 12.3% in stock. The following table shows our NEOs’ target annual incentive awards and the actual payout amounts made under the 2016 annual incentive plan:

Named Executive Officer	Target Annual Incentive Payout	Actual 2016 Annual Incentive Payout
Billy Prim	$439,824	$290,710
Matthew Sheehan	$252,309	$166,793
Mark Castaneda	$142,031	$93,883

Equity Compensation

Historically, we have provided long-term equity compensation primarily through grants of restricted stock, restricted stock units and stock options. We have in the past granted restricted stock, restricted stock units and stock options through annually-adopted executive incentive plans, initial grants to new employees and through annual grants approved by our Board of Directors or our Compensation Committee. We intend to continue these practices in the future as we believe such grants further our compensation objectives of aligning the interests of our NEOs with those of our stockholders, encouraging long-term performance, and providing a simple and easy-to-understand form of equity compensation that promotes executive retention. We view such grants both as incentives for future performance and as compensation for past accomplishments.

On March 11, 2016, our Compensation Committee approved grants of restricted stock unit awards to certain of our executive officers and key employees. The following table shows the number of restricted stock units granted to our NEOs as a result of this action:

Named Executive Officer	Restricted Stock Units (#)
Billy Prim	15,000
Matthew Sheehan	12,500
Mark Castaneda	12,500

The restricted stock units granted to each of our executive officers vest in substantially equal annual installments on March 11 of each of 2017, 2018, and 2019.

In addition, in October 2016, we entered into an amendment to Mr. Sheehan’s employment agreement which, in part, awarded Mr. Sheehan stock options to purchase 100,000 shares of the Company’s common stock. This option award was formally granted by the Compensation Committee on November 4, 2016 and vests in four equal annual installments on November 4 of each of 2017, 2018, 2019 and 2020.

It is our current intention to issue all foreseeable equity compensation plan awards under our Amended and Restated 2010 Omnibus Long-Term Incentive Plan.

Amended and Restated Value Creation Plan

We originally established our Value Creation Plan in May 2012 in order to create a long-term incentive arrangement for our executive officers and officers that is aligned with our stockholders’ interests. The Value Creation Plan was amended and restated in May 2013, and further amended and restated on March 3, 2016. On December 22, 2016, the Amended and Restated Value Creation Plan was terminated by our Compensation Committee, effective December 31, 2016.

Prior to the March 2016 amendment and restatement, the Value Creation Plan provided for up to three separate awards to be issued to participants based upon the Company’s achieving adjusted EBITDA targets of $15 million, $20 million and $25 million for any fiscal year through the end of 2018. The Compensation Committee set these targets at very aspirational levels as the Company’s adjusted EBITDA for 2011 was $3.4 million. On March 3, 2016, our Compensation Committee approved the (second) Amended and Restated Value Creation Plan that (a) increased the second adjusted EBITDA target from $20 million to $24 million, (b) increased the third adjusted EBITDA target from $25 million to $28 million, and (c) extended the performance period under the plan from the end of 2018 through the end of 2019.

On December 22, 2016, our Compensation Committee approved the termination of the Amended and Restated Value Creation Plan, effective December 31, 2016. All awards granted under the Amended and Restated Value Creation Plan that were outstanding as of December 31, 2016 are still governed by the Amended and Restated Value Creation Plan and were subject to the achievement of the adjusted EBITDA performance targets for the year ended December 31, 2016. All references to the “Amended and Restated Value Creation Plan” are to the plan as was in effect upon its termination by our Compensation Committee effective December 31, 2016.

Overview

The Amended and Restated Value Creation Plan provided that once the Company achieved the $15 million adjusted EBITDA target for a given fiscal year (which, as described below, it did for 2015), the adjusted EBITDA target increased to $24 million for subsequent fiscal years. Similarly, once the Company achieved the $24 million adjusted EBITDA target for a given fiscal year (which, as described below, it did for 2016), the adjusted EBITDA target would have increased to $28 million for subsequent fiscal years.

The award pool payable to our executive officers and officers upon achievement of the adjusted EBITDA targets is tied to the increase in the Company’s market capitalization and is calculated as follows:

●

upon the Company’s achievement of $15 million in adjusted EBITDA, the award pool for the first issuance is equal to 15% of the appreciation in the market capitalization of the Company’s common stock from May 11, 2012 to the closing price on the third trading day after public announcement of financial results for the year in which the $15 million target is obtained (the “date of first issuance”);

●

upon the Company’s achievement of $24 million in adjusted EBITDA, the award pool for the second issuance would be equal to 17.5% of the appreciation in the market capitalization of the Company’s common stock from the date of first issuance to the closing price on the third trading day after public announcement of financial results for the year in which the $24 million target is obtained (the “date of second issuance”); and

●

upon the Company’s achievement of $28 million in adjusted EBITDA, the award pool for the third issuance would be equal to 20% of the appreciation of the market capitalization of the Company’s common stock from the date of second issuance to the closing price on the third trading day after public announcement of financial results for the year in which the $28 million target is obtained.

The Value Creation Plan was originally adopted in May 2012 and was designed to incent our executive officers to improve the Company’s financial results and create stockholder value. The Company’s adjusted EBITDA for 2011, the year prior to the adoption of the Value Creation Plan, was $3.4 million, and the market price of the Company’s common stock on May 11, 2012, the day prior to the adoption of the original Value Creation Plan, was $1.39. The Value Creation Plan was designed to incent our executive officers and officers to improve the Company’s adjusted EBITDA and to align the interests of our executive officers and officers with those of our stockholders generally as awards were payable following the achievement of the adjusted EBITDA targets only to the extent the market capitalization of the Company’s common stock increased. In March 2016, our Compensation Committee amended and restated the Value Creation Plan upon its determination that the Company’s strong performance in 2015 was expected to continue for several more years based on, in part, the improvements that the executive team implemented during the preceding three years in which the Value Creation Plan was in place. As such, the Compensation Committee determined that the remaining adjusted EBITDA targets should be increased to provide further stretch goals for the executive team. The Compensation Committee concluded that increasing the remaining adjusted EBITDA targets (from $20 million and $25 million to $24 million and $28 million, respectively) would serve to enhance the alignment of the Value Creation Plan with its purpose, which was to reward the participants for increasing overall stockholder value. In light of the Compensation Committee’s decision to increase the remaining adjusted EBITDA targets, the Compensation Committee determined that it would be equitable to extend the term of the Value Creation Plan for one additional year.

As more fully described below, the Company’s actual adjusted EBITDA for 2016 was $24.1 million, and an award pool of approximately $19.3 million was established as a result of the appreciation in the Company’s market capitalization following the increase in the Company’s common stock price from $9.39 per share to $14.07 per share. For all awards, market capitalization is determined by reference to the 23,749,212 shares of our common stock outstanding on May 11, 2012.

Awards to our executive officers and officers under the Amended and Restated Value Creation Plan may be paid in the form of cash, our common stock or other equity securities. It is the Company’s intention that all awards under the Amended and Restated Value Creation Plan will be in the form of shares of common stock issued under our Amended and Restated 2010 Omnibus Long-Term Incentive Plan.

Deferred Compensation Plan

On June 29, 2015, our Board and our Compensation Committee approved the Primo Water Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”).  The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan designed to allow our executive officers and officers to defer the payment of awards under the Amended and Restated Value Creation Plan.

The Deferred Compensation Plan permits a participating employee to elect to defer up to 100% of his or her award that may become payable under the Amended and Restated Value Creation Plan for a performance year.  The Company establishes an account for each participant in the Deferred Compensation Plan, and a participant’s account is then credited with a number of deferred stock units equal to the number of shares of Company common stock that would have been payable to the participant under the Amended and Restated Value Creation Plan, but for the deferral election.

A participant’s account will be distributed based on the participant’s payment election made at the time of deferral.  A participant can elect to have deferrals credited to a “post-service account,” to be paid in a lump sum or installments (of up to 10 years) commencing the seventh month after a separation from service.  Alternatively, a participant can elect to have deferrals credited to an “in-service account,” to be paid in a lump sum or installments (of up to 10 years) commencing in a year specified by the participant at the time of the deferral election.  With respect to a deferral to an “in-service account,” a participant can also elect to have payment commence the seventh month after a separation from service that occurs prior to the specified payment year.

When due, payments under the Deferred Compensation Plan will be made in the form of a number of shares of the Company’s common stock equal to the number of stock units payable to the participant, in the manner elected by the participant and provided for in the Deferred Compensation Plan, such that the value of the participant’s account under the Deferred Compensation Plan will rise and fall with the value of our common stock, creating further alignment between the long-term interests of participants and our stockholders.

Payment of 2015 Awards

The Company achieved the $15 million adjusted EBITDA target for the year ended December 31, 2015, and an award pool of approximately $28.5 million was established. All of our NEOs deferred their awards under the Amended and Restated Value Creation Plan with respect to the achievement of the $15 million adjusted EBITDA target into the Deferred Compensation Plan. In the year ended December 31, 2016, after withholding shares with respect to Medicare and FICA taxes, Messrs. Prim, Sheehan and Castaneda were awarded 872,642, 725,740 and 580,699 deferred stock units, respectively, under the Deferred Compensation Plan. On January 25, 2017, Messrs. Sheehan and Castaneda received 79,741 and 65,873 shares of common stock, respectively, upon the release of deferred stock units from their respective “in-service accounts” (after giving effect to tax withholding requirements).

2016 Awards

The Company achieved the $24 million adjusted EBITDA target for the year ended December 31, 2016 (after giving effect to payment of bonuses and the Glacier acquisition), and an award pool of approximately $19.3 million was established. The amount of the award pool is calculated based on 17.5% of the appreciation in the Company’s market capitalization resulting from the price of the Company’s common stock increasing from $9.39 on March 11, 2016 to $14.07 on March 20, 2017. Pursuant to the terms of their employment agreements, Messrs. Prim, Sheehan and Castaneda are entitled to at least 30%, 25% and 20%, respectively, of the award pool under the Amended and Restated Value Creation Plan in any fiscal year.

All of our NEOs deferred their awards under the Amended and Restated Value Creation Plan with respect to the achievement of the $24 million adjusted EBITDA target into the Deferred Compensation Plan. Our other officers also deferred substantially all of their awards with respect to 2016 performance into the Deferred Compensation Plan. After withholding shares with respect to Medicare and FICA taxes, awards to our NEOs were as follows:

Name	Total Deferred Award Value (1)	Net Stock Units Deferred (2) (3)

Billy D. Prim	$5,835,181	398,207

Matthew Sheehan	$4,862,648	331,839

Mark Castaneda	$3,890,116	265,471

(1)

In accordance with the terms of their employment agreements, represents 30%, 25% and 20% of the value of the total award pool for 2016 performance with respect to Messrs. Prim, Sheehan and Castaneda, respectively.

(2)

Messrs. Prim, Sheehan and Castaneda each deferred 100% of their awards into the Deferred Compensation Plan and will be credited with approximately the indicated number of deferred stock units after net withholding for estimated FICA and Medicare taxes. Messrs. Prim, Sheehan and Castaneda were credited with 414,725, 345,604 and 276,483 total deferred stock units, respectively, under the Deferred Compensation Plan prior to such withholding.

(3)

Subject to accelerated payment following termination of employment, Mr. Prim has elected to have his shares of common stock paid out pursuant to the Deferred Compensation Plan in five equal installments, commencing in January 2018, of 79,641 shares per year. Subject to accelerated payment following termination of employment, each of Messrs. Sheehan and Castaneda has elected to have his shares of common stock paid out pursuant to the Deferred Compensation Plan in one installment in January 2018 of 331,839 and 265,471 shares, respectively.

With respect to the awards granted for the achievement of the $24 million adjusted EBITDA target for the year ended December 31, 2016, a total of 1,370,316 stock units were originally creditable under the Deferred Compensation Plan to all eligible participants with respect to the Amended and Restated Value Creation Plan. A total of 1,292,513 stock units are expected to be actually credited under the Deferred Compensation Plan to eligible participants after withholding for estimated federal, state, FICA and Medicare taxes. Subject to accelerated payment following termination of employment, these deferred stock units are currently estimated to be paid in shares of common stock as follows:

Date	Number of Shares
May & October 2017 (1)	73,197
January 2018	788,886
January 2019	118,224
January 2020	118,224
January 2021	105,195
January 2022	88,787
TOTAL:	1,292,513

(1) Relates to payments to terminated participants.

The Amended and Restated Value Creation Plan was designed to incent our executive officers to improve the Company’s adjusted EBITDA with the award pool based on any resultant increase in the Company’s market capitalization. The Company’s common stock price was $9.39 per share on March 11, 2016, the third full trading day following the Company’s announcement of its earnings results for the year ended December 31, 2015, and increased to $14.07 per share for purposes of calculating the payout with respect to the Company’s achieving the $24 million adjusted EBITDA target.

Termination of the Amended and Restated Value Creation Plan

On December 22, 2016, our Compensation Committee approved the termination of the Amended and Restated Value Creation Plan, effective December 31, 2016. The Compensation Committee determined that the Amended and Restated Value Creation Plan had met its intended purpose of incentivizing the Company’s executive officers and officers to improve the Company’s adjusted EBITDA and to align the interests of our executive officers and officers with those of our stockholders generally, including by increasing the Company’s share price. All awards granted under the Amended and Restated Value Creation Plan that were outstanding as of December 31, 2016 will continue to be governed by the Amended and Restated Value Creation Plan and were subject to the achievement of the $24 million adjusted EBITDA target for the year ended December 31, 2016.

Restrictions on Hedging and Pledging of Company Securities

Our Insider Trading Policy prohibits short sales of our securities by our directors and executives. Our Insider Trading Policy also prohibits directors and executives from trading in derivatives of our securities and from holding our securities in a margin account or pledging such securities as collateral for a loan. An exception to the prohibition on pledging our securities may be permitted in certain limited circumstances with the advance written approval of the Chief Financial Officer.

Perquisites and Other Benefits

As a general matter, we do not offer perquisites or other benefits to any executive officer, including our NEOs, with an aggregate value in excess of $10,000 annually, because we believe we can provide better incentives for desired performance with compensation in the forms described above. We recognize that, from time to time, it may be appropriate to provide some perquisites or other benefits in order to attract, motivate and retain our executives, with any such decision to be reviewed and approved by our Compensation Committee.

Our executive officers are eligible to participate in our customary employee benefit plans, including medical, dental, vision, life and other employee benefit and insurance plans made available to our employees generally. We maintain a 401(k) plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code. In general, all of our employees are eligible to participate in this plan.

Employment and Severance and Change of Control Benefits

We believe that a strong, experienced management team is essential to the best interests of the Company and our stockholders. We recognize that the possibility of a change of control could arise and that such a possibility could result in the departure or distraction of members of the management team to the detriment of our Company and our stockholders. In June 2013, we entered into amended and restated employment agreements with Messrs. Prim and Castaneda and an employment agreement with Mr. Sheehan. Further, in October 2016, we entered into amendments to each of these employment agreements with Messrs. Prim, Sheehan and Castaneda, respectively. Each of these actions was intended, in part, to minimize employment security concerns should we be involved in a change of control transaction. A more detailed description of the change of control provisions provided in these employment agreements is available under the section captioned “Employment Agreements and Change of Control Agreements” below, and the change of control benefits are quantified in the section captioned “Potential Payments Upon Termination or Change of Control.”

Role of Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast an advisory vote on executive compensation (a "say-on-pay proposal") every three years. At the Company's annual meeting of stockholders held in May 2014, approximately 98% of the votes cast on the say-on-pay proposal at the meeting were voted in favor of the proposal. Our Compensation Committee believes this vote affirms our stockholders’ support of the Company’s approach to executive compensation and did not make specific changes to our executive compensation program in response to the vote. However, our Compensation Committee continues to review and refine the design and administration of our executive pay practices. Our Compensation Committee also will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for our NEOs.

At our 2017 annual meeting, stockholders will cast advisory stockholder votes on the compensation paid to our NEOs for the year ended December 31, 2016 and on the frequency of future advisory votes on the compensation paid to our named executive officers. Our Board of Directors and Compensation Committee will continue to consider the outcome of these votes when making future compensation decisions for our NEOs and when establishing the frequency of such future votes.

Risk Assessment

As a publicly-traded company, we are subject to the SEC's rules regarding risk assessment. Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the company. We do not believe that our incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the Company.

Accounting and Tax Implications

Our Compensation Committee considers the accounting and tax impact reflected in our financial statements when establishing the amount and forms of long-term and equity compensation. The forms of long-term compensation selected are intended to be cost-efficient. We account for all awards settled in equity in accordance with FASB ASC Topic 718, pursuant to which the fair value of the grant, net of estimated forfeitures, is expensed over the service/vesting period based on the number of options, shares or units, as applicable, that vest. The estimated payout amount of performance awards, along with any changes in that estimate, is recognized over the performance period under “liability” accounting. Our ultimate expense for performance awards will equal the value earned by/paid to the executives.

Tax Deductibility of Compensation

We seek to maximize long-term stockholder value when determining all elements of compensation. As a result, tax deductibility is not the only consideration in awarding compensation. Section 162(m) of the Internal Revenue Code will generally disallow a corporate tax deduction for compensation paid to certain officers in excess of $1 million, unless the compensation meets an exception as performance-based compensation. The Compensation Committee retains the flexibility and discretion to award compensation that may not be tax deductible. Moreover, even if we intend to grant compensation that qualifies as performance-based compensation under Section 162(m), we cannot guarantee that such compensation will so qualify or will ultimately be deductible by us.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and Primo’s Annual Report on Form 10-K for the year ended December 31, 2016.

Submitted by the Compensation Committee of the Board of Directors.

Jack C. Kilgore, Chair

Richard A. Brenner

Malcolm McQuilkin

David L. Warnock

2016 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)	Option Awards ($) (e)	Non-Equity Incentive Plan Compensation ($) (f)	All Other Compensation ($) (g)	Total ($) (h)

Billy D. Prim	2016	439,804	140,850	-	290,142	7,185	877,981
Chairman, Chief	2015	455,048	-	71,709	286,680	7,950	821,387
Executive Officer	2014	422,769	-	47,967	93,916	3,900	568,552

Matthew T. Sheehan	2016	336,411	117,375	532,390	166,467	4,587	1,157,230
President and Chief	2015	320,125	-	59,758	151,259	-	531,142
Operating Officer	2014	313,202	-	39,973	50,516	-	403,691

Mark Castaneda	2016	284,062	117,375	-	93,699	7,950	503,086
Chief Financial	2015	283,854	-	59,758	89,414	7,950	440,976
Officer	2014	264,235	-	39,973	29,350	3,900	337,458

___________

Salaries (Column (c))

Base salaries for Messrs. Prim, Sheehan and Castaneda are specified in their employment agreements, which are described in greater detail in “Employment Agreements and Change of Control Agreements” below.

Stock Awards (Column (d))

The amounts shown in this column indicate the grant date fair value of stock awards computed in accordance with ASC 718. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see the Notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by our named executive officers.

Option Awards (Column (e))

The amounts shown in this column represent the aggregate grant date fair value of the option awards computed in accordance with ASC 718. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see the Notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by our named executive officers.

Non-Equity Incentive Plan Compensation (Column (f))

Each of our NEOs was entitled in 2014, 2015 and 2016 to a target annual incentive award equal to a specified percentage of his base salary, which was 100% for Mr. Prim, 75% for Mr. Sheehan and 50% for Mr. Castaneda. The actual amounts of the annual incentive awards were determined by our Compensation Committee following the end of the calendar years based on the Company’s achievement of certain adjusted EBITDA targets after the Compensation Committee made adjustments based on the achievement of individual and team performance metrics. In 2014, the Compensation Committee determined that each NEO was entitled to receive 20.9% of his target annual incentive award, and that such awards would be paid 42.3% in cash and 57.7% in stock. In 2015, the Compensation Committee determined that each NEO was entitled to receive 63.0% of his target annual incentive award, and that such awards would be paid 52.5% in cash and 47.5% in stock. In 2016, the Compensation Committee determined that each NEO was entitled to receive 66.0% of his target annual incentive award, and that such awards would be paid 87.7% in cash and 12.3% in stock. Our 2016 annual incentive plan is described in greater detail in the “Compensation Discussion and Analysis” above under “Annual Cash and Equity Incentive Arrangements.”

All Other Compensation (Column (g))

Amounts shown in this column relate to matching contributions to our NEOs’ accounts under Primo’s 401(k) plan.

Total (Column (h))

Amounts shown in this column for 2014 reflect non-equity incentive plan compensation that was not disclosed in the proxy statement for the 2015 annual meeting. These amounts are also reflected in the Non-Equity Incentive Plan Compensation column for 2014.

2016 Grants of Plan-Based Awards

The following table shows grants of plan-based awards made to our NEOs during the year ended December 31, 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(3)			All Other Stock Awards:	All Other Option Awards:		Grant Date Fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock or Units (#)	Number of Shares Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Value of Stock and Option Awards ($)(4)

Billy D. Prim	03/11/16(1)				15,000			140,850
		44,464	290,710	520,640

Matthew T. Sheehan	03/11/16(1)				12,500			117,375
	11/04/16(2)					100,000	12.00	532,390
		25,500	166,793	298,700

Mark Castaneda	03/11/16(1)				12,500			117,375
		14,374	93,883	168,136

__________

(1)

Amounts set forth in this row reflect grants of restricted stock units under our Amended and Restated 2010 Omnibus Long-Term Incentive Plan. These restricted stock units vest in substantially equal installments on the first, second and third anniversary of the grant date.

(2)

Amounts set forth in this row reflect a grant of stock options under our Amended and Restated 2010 Omnibus Long-Term Incentive Plan. These stock options vest in equal installments on the first, second, third and fourth anniversary of the grant date.

(3)

Amounts set forth in these columns reflect threshold, target and maximum award opportunities for 2016 performance under our 2016 annual incentive plan. Further information regarding the terms and conditions of awards under our 2016 annual incentive plan can be found in the “Compensation Discussion and Analysis” above under “Annual Cash and Equity Incentive Arrangements.”

(4)

Amounts set forth in this column represent the grant date fair value of the stock option awards described in Footnote (1) above computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End 2016

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Billy D. Prim	1,917	-		13.04	01/25/17
	9,583	-		20.66	05/01/18
	40,000	-		12.33	03/29/21
	20,000	-		1.39	05/11/22
	20,000	10,000	(1)	3.43	03/14/24
	10,000	20,000	(2)	5.33	05/05/25
						293,432	(3)	3,603,345	(4)
						15,000	(5)	184,200	(6)

Matthew T. Sheehan	10,000	-		1.07	11/12/22
	100,000	-		1.05	12/04/22
	50,000	-		1.76	06/10/23
	16,667	8,333	(1)	3.43	03/14/24
	8,334	16,666	(2)	5.33	05/05/25
	-	100,000	(7)	12.00	11/04/26
						244,526	(3)	3,002,779	(4)
						12,500	(5)	153,500	(6)

Mark Castaneda	14,375	-		20.66	05/01/18
	3,833	-		13.04	01/29/19
	30,000	-		12.33	03/29/21
	17,500	-		1.39	05/11/22
	150,000	-		1.07	11/12/22
	16,667	8,333	(1)	3.43	03/14/24
	8,334	16,666	(2)	5.33	05/05/25
						195,621	(3)	2,402,226	(4)
						12,500	(5)	153,500	(6)

___________

(1)	These options vest on March 14, 2017.

(2)	These options vest in equal annual installments on May 5, 2017 and 2018.

(3)

Reflects hypothetical units outstanding under the VCP as of December 31, 2016 for each of our NEOs based on (a) the Company’s achievement of the $24 million adjusted EBITDA target under the VCP during the 2016 fiscal year, (b) an increase in our share price from $9.39 (the closing price of our common stock on the third full trading day following announcement of our earnings results in March 2016 after the achievement of the first incentive target of $15 million adjusted EBITDA) to $12.28 on December 31, 2016 (and a corresponding increase in our market capitalization for purposes of determining the value of the VCP pool) and (c) the respective NEO’s interest in the overall VCP pool. Further information regarding calculation of amounts under, and the vesting terms and conditions of, the VCP awards can be found in the “Compensation Discussion and Analysis” above under “Amended and Restated Value Creation Plan.”

(4)

Reflects the value of the hypothetical units outstanding under our VCP as of December 31, 2016 for each of our NEOs (as described in Footnote 5 immediately above) multiplied by the closing market price of our common stock on December 31, 2016 ($12.28). Further information regarding calculation of amounts under, and the vesting terms and conditions of, the VCP awards can be found in the “Compensation Discussion and Analysis” above under “Amended and Restated Value Creation Plan.”

(5)	Reflects the unvested portions of a restricted stock unit award that vests in substantially equal annual installments on March 11, 2017, 2018 and 2019.

(6)	The market value of the unvested restricted stock units is based on the closing price of our common stock on December 31, 2016 ($12.28).

(7)	These options vest in equal annual installments on November 4, 2017, 2018, 2019 and 2020.

Option Exercises and Stock Vested

The following table shows the number of shares acquired and the value realized during the fiscal year ended December 31, 2016 upon vesting of restricted stock units previously or simultaneously granted to each of our NEOs. No stock options were exercised by our NEOs during fiscal 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Billy D. Prim	-	-	14,502	136,174

Matthew T. Sheehan	-	-	7,652	71,852

Mark Castaneda	-	-	4,524	42,480

___________

(1)	The amounts set forth in this column were calculated by multiplying the closing market price of our common stock on the vesting date ($9.39) by the number of shares vesting on such date.

Nonqualified Deferred Compensation Table

The following table provides information for each of our NEOs regarding aggregate contributions, aggregate earnings for 2016 and year-end account balances under the Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)		Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)

Billy D. Prim	8,194,108	(3)	2,521,936	-	10,716,044

Matthew T. Sheehan	6,814,699	(4)	2,097,388	-	8,912,087

Mark Castaneda	5,452,764	(5)	1,678,220	-	7,130,984

(1)

Represents the value of the net number of deferred stock units credited to each NEO’s account under the Deferred Compensation Plan based on the closing market price of our common stock on the deferral date ($9.39 on March 11, 2016), after withholding shares for Medicare and FICA taxes.

(2)	Represents the stock price appreciation of the underlying deferred stock units based on the closing market price of our common stock on the deferral date, March 11, 2016, through December 31, 2016.

(3)

In the year ended December 31, 2016, Mr. Prim received 910,512 deferred stock units based upon the Company’s achievement of the $15 million adjusted EBITDA target in connection with his award under the Amended and Restated Value Creation Plan. Mr. Prim’s withholding tax obligations for these deferred stock units amounted to $355,604, and 37,870 deferred stock units were withheld from his award to satisfy these obligations.

(4)

In the year ended December 31, 2016, Mr. Sheehan received 758,760 deferred stock units based upon the Company’s achievement of the $15 million adjusted EBITDA target in connection with his award under the Amended and Restated Value Creation Plan. Mr. Sheehan’s withholding tax obligations for these deferred stock units amounted to $310,059, and 33,020 deferred stock units were withheld from his award to satisfy these obligations.

(5)

In the year ended December 31, 2016, Mr. Castaneda received 607,008 deferred stock units based upon the Company’s achievement of the $15 million adjusted EBITDA target in connection with his award under the Amended and Restated Value Creation Plan. Mr. Castaneda’s withholding tax obligations for these deferred stock units amounted to $247,045, and 26,309 deferred stock units were withheld from his award to satisfy these obligations.

2016 Potential Payments Upon Termination or Change of Control

The following table sets forth hypothetical amounts that would have been payable to Messrs. Prim, Sheehan and Castaneda upon termination of employment under various scenarios or a change of control of Primo, assuming any such event had occurred on December 31, 2016.

Benefits and Payments upon Termination	Termination for Cause or without Good Reason prior to Retirement ($)	Termination without Cause or for Good Reason ($)		Termination without Cause or for Good Reason following a Change of Control ($)		Termination due to Disability or Death ($)		Retirement ($)	Change of Control (No Termination) ($)

Billy D. Prim:
Base Salary(1)	-	439,824		2,199,120		-		-	-
Non-Equity Incentive Plan Compensation(2)	-	288,411		1,442,055		-		-	-
Value Creation Plan(3)	-	3,603,345		3,603,345		3,603,345		3,603,345	-
Vesting of Equity Awards	-	219,400	(4)	411,700	(5)	411,700	(6)	-	411,700	(5)
Health Insurance(7)	-	15,756		31,512		-		-	-
Life Insurance(7)	-	72		144		-		-	-
Disability Coverage(7)	-	361		722		-		-	-
Total:	-	4,567,169		7,688,598		4,015,045		3,603,345	411,700

Matthew Sheehan:
Base Salary(8)	-	450,000		675,000		-		-	-
Non-Equity Incentive Plan Compensation(9)	-	158,863		238,295		-		-	-
Value Creation Plan(3)	-	3,002,779		3,002,779		3,002,779		3,002,779	-
Vesting of Equity Awards	-	314,327	(4)	502,583	(5)	502,583	(6)	-	502,583	(5)
Health Insurance(10)	-	22,963		34,445		-		-	-
Life Insurance(10)	-	72		108		-		-	-
Disability Coverage(10)	-	361		542		-		-	-
Total:	-	3,949,365		4,453,752		3,505,362		3,002,779	502,583

Mark Castaneda:
Base Salary(8)	-	325,000		487,500		-		-	-
Non-Equity Incentive Plan Compensation(9)	-	91,557		137,336		-		-	-
Value Creation Plan(3)	-	2,402,226		2,402,226		2,402,226		2,402,226	-
Vesting of Equity Awards	-	182,827	(4)	343,083	(5)	343,083	(6)	-	343,083	(5)
Health Insurance(10)	-	14,165		21,248		-		-	-
Life Insurance(10)	-	72		108		-		-	-
Disability Coverage(10)	-	361		542		-		-	-
Total:	-	3,016,208		3,392,043		2,745,309		2,402,226	343,083

___________

(1)

Represents a payment equal to Mr. Prim’s highest base salary in effect during the 12 months immediately prior to the termination date in the case of a termination without Cause or for Good Reason and a payment equal to 5.0 times Mr. Prim’s highest base salary in effect during the 12 months immediately prior to the termination date in the case of a termination without Cause or for Good Reason in connection with a Change of Control.

(2)

Represents a payment equal to the average annual bonus earned by Mr. Prim for the most recent two fiscal years ending prior to the termination date in the case of a termination without Cause or for Good Reason and a payment equal to 5.0 times the average annual bonus earned by Mr. Prim for the most recent two fiscal years ending prior to the termination date in the case of a termination without Cause or for Good Reason in connection with a Change of Control.

(3)

Represents a payment equal to the amount of the award that would otherwise be due to the NEO under the Amended and Restated Value Creation Plan (“VCP”) related to 2016, based upon (a) the Company’s achievement of the $24 million adjusted EBITDA target under the VCP during the 2016 fiscal year, (b) an increase in our common stock price from $9.39 on March 11, 2016, the third full trading day following the Company’s announcement of its earnings results for the year ended December 31, 2015 to $12.28 on December 31, 2016 (and a corresponding increase in our market capitalization for purposes of determining the amount of the VCP pool) and (c) the respective NEO’s interest in the overall VCP pool.

(4)

Represents the value of option and restricted stock unit awards held at December 31, 2016 which are scheduled to vest within six months of such date, based upon the closing market price on December 31, 2016 ($12.28) of our shares of common stock.

(5)

Represents the value of option and restricted stock unit awards held at December 31, 2016, based upon the closing market price on December 31, 2016 ($12.28) of the shares of common stock. These option and restricted stock unit awards would vest in full upon a Change of Control.

(6)

Represents the value of option and restricted stock unit awards held at December 31, 2016, based upon the closing market price on December 31, 2016 ($12.28) of our shares of common stock. Pursuant to the NEO’s option award agreement, these option and restricted stock unit awards would vest in full upon the executive’s death or Disability (as defined in the NEO’s award agreement).

(7)

In the case of a termination without Cause or for Good Reason, represents the estimated incremental cost to maintain coverage under the applicable policy for 12 months. In the case of a termination without Cause or for Good Reason in connection with a Change of Control, represents the estimated incremental cost to us to maintain coverage under the applicable policy for 24 months.

(8)

Represents a payment equal to such NEO’s highest base salary in effect during the 12 months immediately prior to the termination date in the case of a termination without Cause or for Good Reason and a payment equal to 1.5 times such NEO’s highest base salary in effect during the 12 months immediately prior to the termination date in the case of a termination without Cause or for Good Reason in connection with a Change of Control.

(9)

Represents a payment equal to the average annual bonus earned by the NEO for the most recent two fiscal years ending prior to the termination date in the case of a termination without Cause or for Good Reason and a payment equal to 1.5 times the average annual bonus earned by the NEO for the most recent two fiscal years ending prior to the termination date in the case of a termination without Cause or for Good Reason in connection with a Change of Control.

(10)

In the case of a termination without Cause or for Good Reason, represents the estimated incremental cost to maintain coverage under the applicable policy for 12 months. In the case of a termination without Cause or for Good Reason in connection with a Change of Control, represents the estimated incremental cost to us to maintain coverage under the applicable policy for 18 months.

Unless noted otherwise, all capitalized terms in the foregoing footnotes have the meanings given to them in the respective NEO employment agreements.

Employment Agreements and Change of Control Arrangements

Billy D. Prim and Mark Castaneda

The following summaries of our employment agreements with Messrs. Prim and Castaneda describe the agreements with such individuals that were amended and restated in June 2013 and further amended in October 2016.

Mr. Prim’s employment agreement provides for a base annual salary of $439,824, which may be adjusted up but not down by our Board of Directors. Mr. Prim is also eligible to receive bonuses and awards of equity and non-equity compensation as approved by our Board of Directors. The employment agreement entitles Mr. Prim to participate in all other benefits generally available to our other senior executives. Mr. Prim’s employment agreement provides Mr. Prim the right to receive at least 30% of the bonus pool awarded to all participants under the Company’s Amended and Restated Value Creation Plan in any fiscal year. Mr. Prim’s employment agreement also provides that, upon termination of the Amended and Restated Value Creation Plan or the cessation of awards granted thereunder, if the Company adopts a new long-term incentive plan, Mr. Prim will be granted awards under the new plan commensurate with his position as Chairman and Chief Executive Officer. Mr. Prim’s employment agreement also provides for: (i) an annual automatic cost of living increase to base salary based on the Consumer Price Index; (ii) long-term disability coverage at 100% of base annual salary; (iii) an annual physical paid for by Primo; (iv) a Section 4999 excise tax gross-up payment to cover certain taxes and penalties; and (v) Primo’s payment of certain attorneys’ fees incurred in the event Mr. Prim has to take action to enforce his rights under the employment agreement. We have agreed to maintain insurance coverage for and indemnify Mr. Prim in connection with his service as a director and officer of our Company.

Our employment agreement with Mr. Prim provided for an initial three-year employment term that originally commenced April 1, 2010 and that automatically extends for additional one-year periods unless terminated by Mr. Prim or us upon at least 90 days’ prior written notice of intention not to renew. The agreement may also be terminated by us or Mr. Prim for other reasons and, subject to the conditions set forth in the employment agreement, provides for certain payments to Mr. Prim upon a termination of his employment or a change of control of Primo, as described below.

Our employment agreement with Mr. Castaneda is substantially similar to our employment agreement with Mr. Prim, except that the economic terms differ between the agreements and Mr. Castaneda’s employment agreement does not provide for: (i) an annual automatic cost of living increase to base salary; (ii) additional long-term disability coverage; (iii) a Primo-paid annual physical; (iv) a Section 4999 excise tax gross-up payment to cover certain taxes and penalties; and (v) our payment of certain attorney fees;. Mr. Castaneda’s employment agreement provides for a base annual salary of $325,000, which base salary may be adjusted up but not down by our Board of Directors. Mr. Castaneda is also eligible to receive bonuses and awards of equity and non-equity compensation as approved by our Board of Directors. The employment agreement entitles Mr. Castaneda to participate in all other benefits generally available to our other senior executives. Mr. Castaneda’s employment agreement provides Mr. Castaneda the right to receive at least 20% of the bonus pool awarded to all participants under the Company’s Amended and Restated Value Creation Plan in any fiscal year. We have agreed to maintain insurance coverage for and indemnify Mr. Castaneda in connection with his service as an officer of our Company.

Our employment agreement with Mr. Castaneda provided for an initial three-year employment term that originally commenced April 1, 2010 and that automatically extends for additional one-year periods unless terminated by Mr. Castaneda or us upon at least 90 days’ prior written notice of intention not to renew. The agreement may also be terminated by us or Mr. Castaneda for other reasons and, subject to the conditions set forth in the employment agreement, provides for certain payments to be made to Mr. Castaneda upon a termination of his employment or a change of control of Primo, as described below.

Under our agreements with Messrs. Prim and Castaneda, these individuals are entitled to certain benefits upon their termination or upon a Change of Control (as defined in the employment agreement).

Under these employment agreements, if either of Messrs. Prim or Castaneda is terminated without Cause (as defined in the respective employment agreement) or if either of Messrs. Prim or Castaneda resigns for Good Reason (also as defined in the respective employment agreement), then such individual is entitled to the following benefits:

●

severance payments in an amount equal to (i) his highest annual base salary in effect during the 12 months immediately prior to his termination date plus (ii) the average annual bonus earned by him for the most recent two fiscal years ending prior to his termination date;

●

coverage under health, dental, life, accident, disability and similar benefit plans offered to (and on the same terms as) the other senior executive officers for the 12 months following his termination date; and

●	the immediate vesting of any restricted stock, stock option or other equity compensation awards scheduled to vest within six months of his termination date.

If either Mr. Prim or Mr. Castaneda is terminated without Cause or resigns for Good Reason or his employment is otherwise terminated due to death, disability, or retirement from the Company in good standing, such executive will remain eligible for an award under the Company’s Amended and Restated Value Creation Plan for the fiscal year in which such termination occurs and may receive a full current-year award based on the Company’s progress towards the applicable target at the time of such termination.

Under his employment agreement, if Mr. Prim (i) is terminated without Cause; (ii) he resigns for Good Reason; (iii) dies or (iv) becomes Disabled (as defined in Mr. Prim’s employment agreement), in each case, in connection with or within two years following a Change of Control, then he is entitled to the following benefits under his employment agreement:

●

severance payments in an amount equal to 5.0 times the sum of (i) his highest annual base salary in effect during the 12 months immediately prior to his termination date plus (ii) the average annual bonus earned by him for the most recent two fiscal years ending prior to his termination date; and

●

coverage under health, dental, life, accident, disability and similar benefit plans offered to (and on the same terms as) the other senior executive officers for the 24 months following his termination date.

Under his employment agreement, if Mr. Castaneda is terminated without Cause or he resigns for Good Reason, in either case, in connection with or within two years following a Change of Control, then he is entitled to the following benefits under his employment agreement:

●

severance payments in an amount equal to 1.5 times the sum of (i) his highest annual base salary in effect during the 12 months immediately prior to his termination date plus (ii) the average annual bonus earned by him for the most recent two fiscal years ending prior to his termination date; and

●

coverage under health, dental, life, accident, disability and similar benefit plans offered to (and on the same terms as) the other senior executive officers for the 18 months following his termination date.

In addition, any restricted stock, stock option or other equity compensation awards held by Mr. Prim or Mr. Castaneda that are unvested will immediately vest as of the date of the Change of Control.

Matthew T. Sheehan

The following summary of the employment agreement of Mr. Sheehan describes our employment agreement with Mr. Sheehan that was entered into in June 2013 and that was amended in October 2016.

Our employment agreement with Mr. Sheehan has an initial term expiring on June 10, 2016 with automatic one-year renewals and provides for an annual base salary of $450,000. Mr. Sheehan has a target bonus level under the Company’s annual incentive plan of 100% of his base salary. Mr. Sheehan’s employment agreement also provides him the right to participate in the Company’s Amended and Restated Value Creation Plan and the right to receive at least 25% of the bonus pool awarded to all participants under the Amended and Restated Value Creation Plan in any fiscal year. Mr. Sheehan’s employment agreement provides that, upon termination of the Amended and Restated Value Creation Plan or the cessation of awards thereunder, if the Company adopts a new long-term incentive plan, Mr. Sheehan will be granted awards under the new plan commensurate with his position as President and Chief Operating Officer. In October 2016, we entered into an amendment to Mr. Sheehan’s employment agreement, which, in part, provided for an award to Mr. Sheehan of an option to purchase up to 100,000 shares of the Company’s common stock, in recognition of services previously rendered. These options vest in four equal annual installments beginning on the first anniversary of the grant date. We have agreed to maintain insurance coverage for and indemnify Mr. Sheehan in connection with his service as an officer of our Company.

Mr. Sheehan’s employment agreement provides that if he is terminated without Cause (as defined in Mr. Sheehan’s employment agreement) or resigns for Good Reason (also as defined in Mr. Sheehan’s employment agreement), Mr. Sheehan will receive (i) base salary through the termination date, (ii) any applicable prorated annual bonus, based on actual performance for the year of termination as determined by the Company’s Board in its discretion, (iii) any accrued but unpaid annual bonus for the fiscal year immediately preceding the year of termination, and (iv) any accrued vacation and any other amounts Mr. Sheehan is entitled to under the Company’s employee benefit plans. If Mr. Sheehan is terminated without Cause or resigns for Good Reason or his employment is otherwise terminated due to death, disability, or retirement from the Company in good standing, he will remain eligible for an award under the Value Creation Plan for the fiscal year in which such termination occurs and may receive a full current-year award based on the Company’s progress towards the applicable target at the time of such termination

If the Company does not renew Mr. Sheehan’s employment agreement at the end of the initial term or any renewal term or Mr. Sheehan is terminated without Cause or resigns for Good Reason, Mr. Sheehan will receive an amount equal to the sum of (A) one year’s base salary (which will be his highest annual base salary in effect during the 12 months immediately prior to his termination date) plus (B) the average annual bonus (including amounts paid under the Value Creation Plan) earned by Mr. Sheehan for the most recent two fiscal years ending prior to the termination date. Additionally, if the Company does not renew Mr. Sheehan’s employment agreement at the end of the initial term or any renewal term or Mr. Sheehan is terminated without Cause or resigns for Good Reason, Mr. Sheehan will receive continuation of health benefits or payment of COBRA health insurance premiums for up to 12 months following termination and any equity compensation awards granted by the Company (a) that were otherwise scheduled to vest within six months after the termination date for all options that have a monthly or quarterly vesting schedule and (b) that were otherwise scheduled to vest at the next vesting date for all options that have an annual vesting schedule will vest immediately.

The employment agreement provides that if Mr. Sheehan (i) is terminated by the Company for any reason other than Cause; (ii) resigns for Good Reason; (iii) dies or (iv) becomes Disabled (as defined in Mr. Sheehan’s employment agreement), in each case, in connection with or within two years of a Change of Control (as defined in Mr. Sheehan’s employment agreement), Mr. Sheehan will receive in addition to any amounts otherwise payable under the employment agreement in connection with the termination of employment an amount equal to 1.5 times the sum of (A) the highest base salary in effect during the 12 months immediately prior to his termination plus (B) the average annual bonus earned by Mr. Sheehan for the most recent two fiscal years ending prior to the termination date. In such case, Mr. Sheehan will also be entitled to an additional six months of health benefits continuation or payment of COBRA health insurance premiums and immediate vesting of all outstanding unvested equity awards.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016, with respect to compensation plans under which our equity securities are available for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,066,804(1)	$3.76	39,171

Equity compensation plans not approved by security holders	-	-	-

Total	5,066,804	$3.76(2)	39,171(3)(4)

(1)

Consists of 1,988,936 stock options and 202,030 restricted stock units outstanding under the Amended and Restated 2010 Omnibus Long-Term Incentive Plan and 2,875,838 deferred stock units outstanding under the Deferred Compensation Plan, which deferred stock units currently are to be settled using shares under the Amended and Restated 2010 Omnibus Long-Term Incentive Plan (or shares otherwise issued in a manner compliant with all applicable laws and securities exchange requirements).

(2)

The weighted average exercise price in this column takes into account only the stock options reflected in column (a); it does not take into account the restricted stock units or deferred stock units reflected in column (a).

(3)	Consists of 39,171 shares available for issuance under the 2010 Employee Stock Purchase Plan.

(4)

There were 912,888 shares remaining available for future issuance under the Amended and Restated 2010 Omnibus Long-Term Incentive Plan as of December 31, 2016, excluding for the effect of the deferred stock units then outstanding under the Deferred Compensation Plan. The Company currently anticipates that the majority of those deferred stock units will be settled in five-year installments beginning in 2017.

Additional Information About Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and such greater than 10% stockholders are required to furnish us copies of all ownership reports they file. Based solely on our review of the copies of the reports that we received and written representations that no other reports were required, we believe that our executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements on a timely basis during 2016, except that David Warnock filed two late Forms 4 with respect to the sale of shares of common stock and one late Form 4 with respect to the exercise of warrants to purchase shares of common stock.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Brenner, Kilgore, McQuilkin and Warnock. None of the members of our Compensation Committee during 2016 is or has at any time been an officer or employee of Primo. None of our executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or compensation committee during 2016.

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of: (i) the integrity of Primo’s financial statements; (ii) the effectiveness of Primo’s internal controls over financial reporting; (iii) Primo’s compliance with legal and regulatory requirements; (iv) the qualifications and independence of Primo’s registered public accounting firm; and (v) performance of Primo’s registered public accounting firm.

Primo’s management is responsible for the preparation, presentation, and integrity of complete and accurate financial statements in accordance with generally accepted accounting principles in the United States and for maintaining appropriate accounting and financial reporting principles and policies and establishing and maintaining internal controls designed to assure compliance with accounting standards and applicable laws. Primo’s registered public accounting firm is responsible for planning and conducting in accordance with generally accepted auditing standards in the United States an audit of Primo’s annual financial statements and a review of Primo’s quarterly financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Primo’s audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

During the past fiscal year, the Audit Committee discussed with Primo’s registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also received during the past year the written disclosures and the letter from Primo’s registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the registered public accounting firm their independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Primo for the fiscal year ended December 31, 2016 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board of Directors.

Susan E. Cates, Chair

Richard A. Brenner

Jack C. Kilgore

Related Party Transactions

Our Audit Committee Charter requires our Audit Committee to review and approve or ratify any related party transaction that is required to be disclosed under Item 404 of Regulation S-K. In the course of its review or approval of a transaction, our Audit Committee will consider:

●	the nature of the related person’s interest in the transaction, including the actual or apparent conflict of interest of the related person;

●	the material terms of the transaction and their commercial reasonableness;

●	the significance of the transaction to the related person;

●	the significance of the transaction to us and the benefit and perceived benefits, or lack thereof, to us;

●	opportunity costs of alternate transactions;

●	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Primo; and

●	any other matters the Committee deems appropriate.

We will not enter a related person transaction without the approval or ratification of our Audit Committee, and directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest.

Other than the compensation agreements and other arrangements which are described in “Director Compensation” and “Executive Compensation” beginning on pages 18 and 20 respectively, since January 1, 2016 there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Proposal 2 – Advisory Vote on Executive Compensation

This Proposal 2 enables our stockholders to cast a non-binding, advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis” beginning on page 24, our executive compensation program is designed to attract, motivate and retain our executive officers, who are critical to our success. Please read the “Executive Compensation – Compensation Discussion and Analysis” section beginning on page 24 for additional details about our executive compensation programs, including information about the 2016 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our executive compensation programs as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, objectives and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote FOR the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the related compensation tables and the related narrative information in the proxy statement for the Company’s 2017 annual meeting of stockholders, is hereby APPROVED.”

Although the vote on this Proposal 2 regarding the compensation of our named executive officers is not binding on our Board of Directors, we value the opinions of our stockholders and will consider the result of the vote when determining future executive compensation arrangements.

Vote Required for Approval

The foregoing resolution will be approved if holders of a majority of the shares present or represented at the 2017 annual meeting, in person or by proxy, and voting on Proposal 2 vote in favor of such resolution.

The Board of Directors recommends that our stockholders vote FOR approval of this Proposal 2.

Proposal 3 – Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, at least every six years, the Company is required to submit to its stockholders an advisory vote as to whether the stockholder advisory vote to approve the compensation of its named executive officers, of the nature reflected in Proposal No. 2 above, should occur every year, every two years or every three years. At the 2011 annual meeting of stockholders, the Board of Directors recommended, and a majority of stockholders who cast a vote approved, holding a “say-on-pay” vote every three years. Consistent with this recommendation, since 2011, we have held a say-on-pay vote every three years. This year, we are holding another advisory vote on the frequency of the say-on-pay vote in accordance with Section 14A of the Exchange Act. The proxy card provides stockholders with four choices (every one, two, or three years, or abstain). An abstention will have the same effect as a vote against each frequency.

After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation every three years remains the most appropriate policy for us at this time, and recommends that the stockholders vote for future advisory votes on executive compensation to occur every three years. The Board of Directors based this recommendation on several considerations, including that such a frequency is consistent with the Company’s policies and practices for evaluating and determining the compensation of its named executive officers. In our previous advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers, our stockholders recommended holding such votes every three years, and the Board of Directors believes this frequency has served the Company well in setting its compensation policies and practices. Further, such a frequency will also continue to provide our stockholders with sufficient time to evaluate the effectiveness of our short- and long-term compensation policies and practices, and it will continue to allow the Board of Directors sufficient time to engage with stockholders to understand any concerns about our executive compensation policies and practices and meaningfully implement any desired changes to such policies and practices.

In addition, in February 2017, our Compensation Committee adopted and approved a new long-term incentive compensation plan with a three-year performance period and performance targets based on adjusted EBITDA and free cash flow. We believe that aligning our frequency vote with the three-year performance period under this new long-term incentive compensation plan will provide our stockholders with an appropriate time frame to evaluate and assess the effectiveness of our compensation policies and practices. By contrast, a more frequent vote might lead to a short-term perspective on our executive compensation policies and practices, which is inconsistent with the longer term approach taken by our Compensation Committee and Board of Directors.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Stockholder approval of a one, two or three-year frequency vote will not require the Company to implement an advisory vote on executive compensation every one, two or three years. The final decision on the frequency of future advisory votes on executive compensation remains with the Board of Directors.

The Board of Directors values our stockholders’ opinions as expressed through their votes and other communications, and the Board of Directors will carefully review the voting results and take them into account in determining how often Primo should conduct an advisory vote on executive compensation.

Vote Required

The option of one year, two years or three years, respectively, that receives the vote of a majority of the shares present and entitled to vote on the matter will be the frequency option approved by the stockholders.

The Board of Directors recommends that you select “3 YEARS” to advise the Board of Directors as to how often Primo should conduct a stockholder advisory vote on named executive officer compensation.

Proposal 4 – Approval of Amendment No. 2 to Amended and Restated 2010 Omnibus Long-Term Incentive Plan

The Proposal

Our Board of Directors is seeking the approval of our stockholders of an amendment of the Primo Water Corporation Amended and Restated 2010 Omnibus Long-Term Incentive Plan, as previously amended by Amendment No. 1 thereto (as so amended, the “A&R Omnibus Plan”), which amendment was adopted by our Board of Directors on March 3, 2017, subject to stockholder approval (the “Omnibus Plan Amendment No. 2”). As more fully described below, upon approval, the Omnibus Plan Amendment No. 2 would:

●	increase the number of shares of our common stock authorized for issuance under the A&R Omnibus Plan by 2,500,000 shares, from 3,892,674 shares to a total of 6,437,858 shares;
●

increase the number of shares issuable pursuant to incentive stock options (“ISOs”) by the same amount from 3,178,735 to 6,218,735 shares, with ISOs having the meaning set forth in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”);

●

increase the maximum number of each of the following awards that may be granted to any participant in any 36-month period: options – 800,000 to 1,500,000; stock appreciation rights (“SARs”) – 800,000 to 1,500,000; restricted shares – 800,000 to 1,500,000; restricted stock units (“RSUs”) – 800,000 to 1,500,000 and other stock-based performance awards – 800,000 to 1,500,000; and

●	establish annual limits on the awards to our non-employee directors.

Before the Omnibus Plan Amendment No. 2 may be effective, stockholder approval is required under NASDAQ Rule 5635(c). Additionally, stockholder approval of the Omnibus Plan Amendment No. 2 will also constitute approval of the material terms of the A&R Omnibus Plan for purposes of Code Section 162(m), including the increased limits on awards that may be granted to any participant during any 36-month period, as described above.

This summary of the Omnibus Plan Amendment No. 2 is not intended to be a complete description of the Omnibus Plan Amendment No. 2, and is qualified in its entirety by the actual text of the Omnibus Plan Amendment No. 2, which is attached as Appendix A to this Proxy Statement.

General

The A&R Omnibus Plan was approved by our Board in April 2012 and by our stockholders in May 2012, and was subsequently amended with the approval of our stockholders, effective March 5, 2015. The A&R Omnibus Plan is designed to enhance our ability to attract and retain highly qualified officers, non-employee directors, key employees, consultants and advisors, and to motivate such officers, non-employee directors, key employees, consultants and advisors to serve the Company and to expend maximum effort to improve our business results and earnings by providing an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.

As of March 3, 2017, we had 3,937,858 shares authorized for issuance under the A&R Omnibus Plan. As of March 3, 2017, after taking into account shares previously issued or covered by outstanding awards, there were 756,476 shares available for future grants under the A&R Omnibus Plan. The foregoing amount excludes an additional 3,767,985 shares we will be required to issue upon the settlement and delivery of deferred stock units under our Deferred Compensation Plan. Under the proposed Omnibus Plan Amendment No. 2, the aggregate number of shares authorized for issuance would be increased by 2,500,000 shares to a total of 6,437,858 shares, and this would increase the total number of shares available for future grants under the A&R Omnibus Plan to 3,256,476 as of such date. The A&R Omnibus Plan currently provides that 3,718,735 of the shares authorized under the plan may be issued pursuant to ISOs. Under the A&R Omnibus Plan, as amended by the proposed Omnibus Plan Amendment No. 2, the aggregate number of shares authorized that may be issued pursuant to ISOs would be increased to 6,218,735 shares. Additionally, the A&R Omnibus Plan currently provides that the maximum number of shares subject to each type of award (other than cash-based performance awards) that may be granted to any grantee in any 36-month period is 800,000, which will be increased to 1,500,000 if stockholders approve the Omnibus Plan Amendment No. 2.

Reasons for the Amendment

Historically, long-term equity compensation has played an important part of our compensation strategy. We believe long-term equity compensation furthers our compensation objectives of aligning the interests of our officers, directors and employees with those of our stockholders, encouraging long-term performance and rewarding award recipients for creating stockholder value. We believe the 756,476 shares remaining for future grants under the A&R Omnibus Plan as of March 3, 2017 is insufficient for us to maintain our current equity compensation strategy through the end of 2017. We believe that the adoption of the Omnibus Plan Amendment No. 2 will provide us with a sufficient number of shares available for issuance to last through the end of 2020 (including approximately 1,725,883 shares we estimate will be required to issue in such period upon the settlement and delivery of deferred stock units under our Deferred Compensation Plan).

The Omnibus Plan Amendment No. 2 also increases the maximum number of options, SARs, restricted shares, RSUs and other stock-based performance awards that may be granted to any grantee in any 36-month period, in each case from 800,000 to 1,500,000. As noted above, as part of the approval of Omnibus Plan Amendment No. 2, the Company is asking stockholders to approve certain material terms contained in Omnibus Plan Amendment No. 2 for awards that are intended to qualify as “performance-based compensation” under Code Section 162(m) (“Section 162(m)”).

The Board of Directors believes that it is in the best interests of the Company and its stockholders to provide for a stockholder-approved plan under which certain awards to executive officers can be deducted for federal income tax purposes. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) may be limited to the extent that such compensation exceeds $1,000,000 in any fiscal year. However, compensation that satisfies the requirements for “performance-based compensation” as defined in Section 162(m) is not subject to this limit and, therefore, is generally deductible in full by the Company.

To qualify as “performance-based compensation” under Section 162(m), the material terms under which compensation may be paid must be disclosed to, and approved by, our stockholders, generally at least every five years. For these purposes, the material terms include the performance measures and individual award limits under the A&R Omnibus Plan, as well as the identification of the individuals eligible to receive awards under the A&R Omnibus Plan.

The Board of Directors has determined that the individual award limits under the A&R Omnibus Plan for purposes of Section 162(m) should be changed and increased to provide better design flexibility and to be consistent with current market practice.

The Board of Directors has also determined that the list of business criteria on which performance goals for performance-based awards may be based should be reapproved at this time. The list of business criteria, which stockholders are also being asked to reapprove in this Proposal 4, is described in this Proposal 4 in the “Cash- and Stock-Based Performance Awards” section.

Because it is the policy of the Company, the Board of Directors and the Compensation Committee to maximize long-term stockholder value, tax deductibility is not the only consideration in awarding compensation under the A&R Omnibus Plan or awarding compensation in general. Further, stockholder approval of Omnibus Plan Amendment No. 2 does not guarantee that all compensation awarded under the A&R Omnibus Plan or otherwise will qualify as qualified performance-based compensation or otherwise be deductible. The Compensation Committee retains the flexibility and discretion to award compensation that may not be tax deductible. Moreover, even if we intend to grant compensation that qualifies as performance-based compensation under the A&R Omnibus Plan, we cannot guarantee that such compensation will so qualify or will ultimately be deductible by us.

Finally, for corporate governance purposes and to be consistent with market practices, the Omnibus Plan Amendment No. 2 establishes limits on the awards issuable to our non-employee directors under the A&R Omnibus Plan. Under the A&R Omnibus Plan as amended by the Omnibus Plan Amendment No. 2, the maximum value of all awards granted to a non-employee director, taken together with all cash fees paid to such non-employee director under any other equity compensation plan in a given calendar year, will not exceed $900,000 for the Chairman of the Board of Directors and $600,000 for other non-employee directors (excluding, however, awards granted to a non-employee director upon his or her election to the Board of Directors).

Material Features of the A&R Omnibus Plan, as Amended by the Omnibus Plan Amendment No. 2

Administration of the Plan. Our Board of Directors has such powers and authorities related to the administration of the A&R Omnibus Plan as are consistent with our corporate governance documents and applicable law. Our Board of Directors has delegated to Compensation Committee administration of the A&R Omnibus Plan and the Compensation Committee will continue to administer the A&R Omnibus Plan if the Omnibus Plan Amendment No. 2 is approved. Each member of our Compensation Committee (i) qualifies as an “outside director” within the meaning of Section 162(m), (ii) meets such other requirements as have been established by the SEC for plans intended to qualify for exemption under Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (iii) complies with the independence requirements of Nasdaq.

Number of Authorized Shares. The initial number of shares of our common stock reserved for issuance under the A&R Omnibus Plan was 2,288,675. Effective March 5, 2015, pursuant to Amendment No. 1 to the Amended and Restated 2010 Omnibus Long-Term Incentive Plan, the number of shares of our common stock reserved for issuance under the A&R Omnibus Plan was increased to 3,892,674. Any shares of our stock subject to stock options granted under the Primo Water Corporation 2004 Stock Plan that are canceled, expired, forfeited, settled in cash or otherwise terminated without delivery of shares, become available for issuance under the A&R Omnibus Plan. As a result, as of March 3, 2017, there were a total of 3,937,858 shares authorized for issuance under the A&R Omnibus Plan, 2,078,606 shares reserved for issuance pursuant to outstanding awards, and 756,476 shares available for issuance pursuant to awards to be made in the future. The foregoing amounts exclude an additional 3,767,985 shares we will be required to issue upon the settlement and delivery of deferred stock units under our Deferred Compensation Plan. If the proposed Omnibus Plan Amendment No. 2 is approved, the aggregate number of shares authorized for issuance under the A&R Omnibus Plan would be increased by 2,500,000 shares to a total of 6,437,858 shares.

Subject to the terms of the current A&R Omnibus Plan, 3,718,735 of the reserved shares may be issued pursuant to ISOs. However, under the proposed Omnibus Plan Amendment No. 2, the aggregate number of shares authorized under the plan that may be issued pursuant to ISOs would be increased to 6,218,735 shares. Under the A&R Omnibus Plan as in effect prior to giving effect to the Omnibus Plan Amendment No. 2, the maximum number of shares subject to each type of award (other than cash-based performance awards) that may be granted to any grantee in any 36-month period is 800,000 which, if the Omnibus Plan Amendment No. 2 is approved by our stockholders, will be increased to 1,500,000.

The number and class of shares available under the A&R Omnibus Plan and/or subject to outstanding awards are required to be equitably adjusted by our Board of Directors in the event of various changes in the capitalization of the Company.

Eligibility and Participation. Eligibility to participate in the A&R Omnibus Plan is limited to such employees, officers, non-employee directors, consultants and advisors of the Company, or of any affiliate, as our Board of Directors may determine and designate from time to time. As of March 3, 2017, there were approximately 653 employees, consultants and advisors eligible to participate in the A&R Omnibus Plan.

Type of Awards. The following types of awards are available for grant under the A&R Omnibus Plan: ISOs, non-qualified stock options (“NSOs”), SARs, restricted shares, RSUs, cash- or stock-based performance awards and other stock-based awards.

Stock Options and SARs

Grant of Options and SARs. Our Board of Directors may award ISOs, NSOs (together, “Options”), and SARs to grantees. Our Board of Directors is authorized to grant SARs either in tandem with or as a component of other awards or alone.

Exercise Price of Options and SARs. The exercise price per share of an Option will be at least 100% of the fair market value per share of our stock underlying the award on the grant date and in no case will the exercise price of any Option be less than the par value of a share of our stock. A SAR will confer on the grantee a right to receive, upon exercise, a payment of the excess of (i) the fair market value of one share of our stock on the date of exercise over (ii) the grant price of the SAR as determined by our Board of Directors. The grant price will be fixed at the fair market value of a share of stock on the date of grant. SARs granted in tandem with an outstanding Option following the grant date of such Option will have a grant price that is equal to the Option’s exercise price; except that the SAR’s grant price may not be less than the fair market value of a share of stock on the grant date of the SAR.

Vesting of Options and SARs. Our Board of Directors will determine the terms and conditions (including any performance requirements) under which an Option or SAR will become exercisable and will include such information in the award agreement.

Special Limitations on ISOs. In the case of a grant of an Option intended to qualify as an ISO to a grantee that owns more than 10% of the total combined voting power of all classes of our outstanding stock (a “10% Stockholder”), the exercise price of the Option will not be less than 110% of the fair market value of a share of our stock on the grant date. Additionally, an Option will constitute an ISO only (i) if the grantee is an employee of the Company or a subsidiary of the Company, (ii) to the extent such Option is specifically designated as an ISO in the related award agreement, and (iii) to the extent that the aggregate fair market value (determined at the time the option is granted) of the shares of stock with respect to which all ISOs held by such grantee become exercisable for the first time during any calendar year (under the A&R Omnibus Plan and all other plans of the grantee’s employer and its affiliates) does not exceed $100,000.

Exercise of Options and SARs. An Option may be exercised by the delivery to us of written notice of exercise and payment in full of the exercise price (plus the amount of any taxes which we may be required to withhold). The minimum number of shares with respect to which an Option may be exercised, in whole or in part, at any time will be the lesser of (i) the number set forth in the applicable award agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise. Our Board of Directors has the discretion to determine the method or methods by which a SAR may be exercised.

Expiration of Options and SARs. Options and SARs will expire at such time as our Board of Directors determines. No Option may be exercised more than 10 years from the date of grant, or in the case of an ISO held by a 10% Stockholder, more than five years from the date of grant.

Restricted Shares and RSUs

Restricted Shares. At the time a grant of restricted shares is made, our Board of Directors may, in its sole discretion, establish the applicable “restricted period” and prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives. Unless our Board of Directors otherwise provides in an award agreement, holders of restricted shares will have the right to vote such stock and the right to receive any dividends declared or paid with respect to such stock. Our Board of Directors may provide that any such dividends paid must be reinvested in shares of stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such restricted shares. All distributions, if any, received by a grantee with respect to restricted shares as a result of any stock split, stock dividend, combination of shares, or other similar transaction will be subject to the restrictions applicable to the original grant.

The grantee will be required, to the extent required by applicable law, to purchase the restricted shares at a price equal to the greater of (i) the aggregate par value of the shares of stock represented by such restricted shares or (ii) the price, if any, specified in the award agreement relating to such restricted shares. If specified in the award agreement, the price may be deemed paid by services already rendered.

RSUs. At the time a grant of RSUs is made, our Board of Directors may, in its sole discretion, establish the applicable “restricted period” and prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives. Holders of RSUs will have no rights as stockholders of the Company. Our Board of Directors may provide that the holder of RSUs will be entitled to receive dividend equivalent rights, which may be deemed reinvested in additional RSUs.

Cash- and Stock-Based Performance Awards

The right of a grantee to exercise or receive a grant or settlement of any award, and the timing thereof, may be subject to such performance conditions as may be specified by our Board of Directors. Our Board of Directors may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may, subject to certain limitations in the case of a performance award intended to qualify under Section 162(m), exercise its discretion to reduce the amounts payable under any award subject to performance conditions.

We may grant performance awards to persons who are designated by our Board of Directors as likely to be “Covered Employees” within the meaning of Section 162(m). If so designated by our Board of Directors, these performance awards may be intended to qualify as “performance-based compensation” under Section 162(m). The grant, exercise and/or settlement of such performance awards will be contingent upon achievement of pre-established performance goals that will consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criterion. Performance goals will be objective and will otherwise meet the requirements of Section 162(m). In addition, under the A&R Omnibus Plan as in effect prior to giving effect to the Omnibus Plan Amendment No. 2, the maximum number of shares subject to each type of award that may be granted to any grantee in any 36-month period and intended to constitute “performance-based” compensation under Section 162(m) is 800,000 which, if the Omnibus Plan Amendment No. 2 is approved by our stockholders, will be increased to 1,500,000, and the maximum amount of each cash-based performance award intended to constitute “performance-based compensation” under Section 162(m) granted to a grantee in any 12-month period will not exceed $2,000,000. Stockholders are being asked to approve these limits under this Proposal 4.

One or more of the following business criteria for the Company will be used exclusively by our Board of Directors in establishing performance goals for such awards: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre-or after-tax income (before or after allocation of corporate overhead and bonuses); net earnings; earnings per share; net income (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of, share price; market share; gross profits; market capitalization; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reduction in costs; cash flows or cash flows per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins; gross margins or cash margin; year-end cash; debt reductions; and, stockholder equity; regulatory performance; implementation, completion or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel. Performance may be measured on a Company-wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. Performance goals may be absolute or relative (to the performance of one or more comparable companies or indices). Measurement of performance goals may exclude the impact of charges for restructuring, discontinued operations, extraordinary items, and other unusual non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in the Company’s financial statements or other SEC filings). Stockholders are being asked to reapprove the foregoing business criteria under this Proposal 4.

Although the A&R Omnibus Plan provides flexibility to grant awards under that qualify as “performance-based” compensation under Section 162(m), we retain the ability to grant awards under the Omnibus Plan that do not qualify as “performance-based” compensation under Section 162(m).

Other Stock-Based Awards

Our Board of Directors may, in its discretion, grant other stock-based awards, consisting of stock units or other awards, valued in whole or in part by reference to, or otherwise based upon, our common stock. The terms of such other stock-based awards will be set forth in the applicable award agreements.

Effect of Certain Transactions. Except as otherwise provided in an award agreement, in the event of (a) the liquidation or dissolution of the Company or (b) a reorganization, merger, exchange or consolidation of the Company or involving the shares of our common stock (a “Transaction”), the A&R Omnibus Plan and the awards issued pursuant to the plan will continue in effect in accordance with their respective terms, except that following a Transaction either (i) each outstanding award will be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each grantee will be entitled to receive in respect of each share of our common stock subject to any outstanding awards, upon exercise or payment or transfer in respect of any award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a share of our common stock was entitled to receive in the Transaction in respect of a share of common stock. However, unless otherwise determined by our Board of Directors, such stock, securities, cash, property or other consideration will remain subject to all of the conditions, restrictions and performance criteria that were applicable to the awards prior to the Transaction. Without limiting the generality of the foregoing, the treatment of outstanding Options and SARs in connection with a Transaction in which the consideration paid or distributed to our stockholders is not entirely shares of common stock of the acquiring or resulting corporation may include the cancellation of outstanding Options and SARs upon consummation of the Transaction as long as, at the election of our Board of Directors, (x) the holders of affected Options and SARs have been given a period of at least 15 days prior to the date of the consummation of the Transaction to exercise the Options or SARs (whether or not they were otherwise exercisable) or (y) the holders of the affected Options and SARs are paid (in cash or cash equivalents) in respect of each share covered by the Option or SAR being canceled an amount equal to the excess, if any, of the per share price paid or distributed to our stockholders in the Transaction (the value of any non-cash consideration to be determined by our Board of Directors in its sole discretion) over the Option or SAR exercise price, as applicable. For avoidance of doubt, (1) the cancellation of Options and SARs as described in the preceding sentence may be effected notwithstanding anything to the contrary contained in the A&R Omnibus Plan or any award agreement and (2) if the amount determined pursuant to the preceding sentence is zero or less, the affected Option or SAR may be cancelled without any payment therefor.

Change in Control. Our Board of Directors will determine the effect of a change in control (as defined in the A&R Omnibus Plan) of the Company with respect to any ward or awards, including but not limited to, acceleration of vesting, termination or assumption of awards.

Deferral Arrangements. Our Board of Directors may permit or require the deferral of any award payment into a deferred compensation arrangement.

Nontransferability of Awards. Generally, during the lifetime of a grantee, only the grantee may exercise rights under the A&R Omnibus Plan and no award will be assignable or transferable other than by will or laws of descent and distribution. If authorized in the award agreement, a grantee may transfer, not for value, all or part of an award (other than an ISO) to certain family members (including trusts and foundations for the benefit thereof). Neither restricted shares nor RSUs may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by our Board of Directors.

Separation from Service. Our Board of Directors may provide in the applicable award agreements for actions that will be taken upon a grantee’s separation from service from the Company, including accelerated vesting or termination of awards.

Tax Withholding and Tax Offset Payments. We will have the right to deduct from payments of any kind otherwise due to a grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an award or upon the issuance of any shares of stock upon the exercise of an Option or pursuant to an award. The A&R Omnibus Plan authorizes required tax withholding to be satisfied through the withholding of shares otherwise issuable under the award.

Term of Plan. Unless earlier terminated by our Board of Directors, the authority to make grants under the A&R Omnibus Plan will terminate in April 2020.

Amendment and Termination. Our Board of Directors may, at any time and from time to time, amend, suspend, or terminate the A&R Omnibus Plan as to any shares of stock as to which awards have not been made. An amendment will be contingent on approval of our stockholders to the extent stated by our Board of Directors, required by applicable law or required by applicable stock exchange listing requirements. No awards will be made after termination of the A&R Omnibus Plan. No amendment, suspension, or termination of the A&R Omnibus Plan will, without the consent of the grantee, impair rights or obligations under any award theretofore awarded under the A&R Omnibus Plan.

No Repricing of Options or SARs. The A&R Omnibus Plan specifically prohibits the re-pricing of Options or SARs without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Option or SAR at a time when its exercise price is greater than the fair market value of the underlying stock in exchange for another award, unless the cancellation and exchange occurs in connection with change in capitalization or similar change. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the participant.

New Plan Benefits.

If the Omnibus Plan Amendment No. 2 is adopted, there will be additional shares available under the A&R Omnibus Plan for awards to officers, employees and non-employee directors. The benefits to be received by participants cannot be determined at this time because grants under the A&R Omnibus Plan are made at the discretion of our Board of Directors.

Federal Income Tax Consequences.

The following is a summary of certain federal income tax consequences to the Company and to U.S. taxpayers of awards granted under the A&R Omnibus Plan. Tax consequences for any particular individual or under state or non-U.S. tax laws may be different.

NSOs and SARs. No taxable income is reportable when a NSO or SAR is granted. Upon exercise, generally, the recipient will have ordinary income equal to the fair market value of the underlying shares of stock on the exercise date minus the exercise price. Any gain or loss upon the disposition of the stock received upon exercise will be a long-term or short-term capital gain or loss to the recipient (depending on the recipient’s holding period after exercise).

ISOs. No taxable income is reportable when an ISO is granted or exercised (except for grantees who are subject to the alternative minimum tax, who may be required to recognize income in the year in which the ISO is exercised). If the recipient exercises the ISO and then sells the underlying shares of stock more than two years after the grant date and more than one year after the exercise date, the excess of the sale price over the exercise price will be taxed as long-term capital gain or loss. If the recipient exercises the ISO and sells the shares before the end of the two- or one-year holding periods, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the ISO.

Restricted Shares and RSUs. A recipient of restricted shares or RSUs will not have taxable income upon the grant unless, in the case of restricted shares, he or she elects to be taxed at that time. Instead, he or she will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares (or cash) received minus any amount paid for the shares.

Cash- and Stock-Based Performance Awards and Other Stock-Based Awards. Typically, a recipient will not have taxable income upon the grant of cash or stock-based performance awards or other stock-based awards. Subsequently, when the conditions and requirements for the grants have been satisfied and the payment determined, any cash received and the fair market value of any common stock received will constitute ordinary income to the recipient.

Tax Effect for the Company. We generally will receive a tax deduction for any ordinary income recognized by a grantee in respect of an award under the A&R Omnibus Plan (for example, upon the exercise of a NSO). In the case of ISOs that meet the holding period requirements described above, the grantee will not recognize ordinary income; therefore, we will not receive a deduction.

The Code has special rules that limit the deductibility of compensation paid to our CEO and to each of our three most highly compensated executive officers whose compensation is required to be reported annually in our proxy statement (excluding our CFO). Under Section 162(m), the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1.0 million. We can preserve the deductibility of compensation over $1.0 million if certain conditions of Section 162(m) are met. These conditions include stockholder approval of the A&R Omnibus Plan, setting limits on the number of awards that any individual may receive and, for awards other than Options and SARs, establishing performance criteria that must be met before the award will actually be granted, be settled, vest or be paid. The A&R Omnibus Plan has been designed to permit our Board of Directors to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), but we retain the ability to grant awards under the Omnibus Plan that do not qualify as “performance-based” compensation under Section 162(m). Stockholder approval of the Omnibus Plan Amendment No. 2 will also constitute approval of the material terms of the A&R Omnibus Plan for purposes of Section 162(m), as described above.

Registration of Shares. We have registered on Form S-8 under the Securities Act all of the shares currently authorized for issuance under the current A&R Omnibus Plan. If the Omnibus Plan Amendment No. 2 is approved, we intend to register on Form S-8 all of the additional shares that will be authorized for issuance under the A&R Omnibus Plan as a result of the Omnibus Plan Amendment No. 2.

The Board of Directors recommends that the stockholders vote FOR approval of the Omnibus Plan Amendment No. 2.

Proposal 5 – Approval of Amendment No. 2 to 2010 Employee Stock Purchase Plan

The Proposal

Our Board of Directors is seeking the approval of our stockholders of an amendment of the Primo Water Corporation 2010 Employee Stock Purchase Plan, as previously amended by Amendment No. 1 thereto (as so amended, the “ESPP”), which amendment was adopted by our Board of Directors on March 3, 2017, subject to stockholder approval (the “ESPP Amendment No. 2”). As more fully described below, upon approval, the ESPP Amendment No. 2 would increase the number of shares of our common stock authorized for sale under the ESPP by 150,000 shares, from 273,957 shares to a total of 423,957 shares. Stockholder approval of the ESPP, as amended by the ESPP Amendment No. 2, is required in order for the ESPP to continue to qualify as an “employee stock purchase plan” as defined under Section 423 of the Code. This summary of the ESPP Amendment No. 2 is not intended to be a complete description of the ESPP Amendment No. 2 and is qualified in its entirety by the actual text of the ESPP Amendment No. 2, which is attached as Appendix B to this Proxy Statement.

General

The ESPP was approved by the Board of Directors in March 2010, and by our stockholders in April 2010, and became effective upon the approval of our stockholders, and was subsequently amended with the approval of our stockholders, effective April 11, 2012. Our ESPP is intended to qualify as an “employee stock purchase plan” as defined under Section 423 of the Code.

We currently have 273,957 shares authorized for sale under the ESPP. As of March 3, 2017, 39,171 shares remained available for sale under the ESPP. Under the proposed ESPP Amendment No. 2, upon approval, an additional 150,000 shares would be made available for sale under the ESPP, increasing the aggregate number of shares authorized for sale to 423,957 shares.

Reasons for the Amendment

The ESPP provides our employees a convenient and economical way to invest in the Company and aligns their interests with those of our stockholders, encouraging long-term performance and rewarding participants for creating stockholder value. Our Board of Directors desires to continue to provide our employees the opportunity to invest in the Company through the ESPP. We believe that the ESPP Amendment No. 2 will provide us with a sufficient number of shares available for sale under the ESPP to last through 2021.

Material Features of the Plan

Administration of the ESPP. Our Compensation Committee has authority to interpret and implement the terms of the ESPP. Our Compensation Committee has the discretion to set the terms of each offering in accordance with the provisions of the ESPP, to make all determinations regarding the ESPP, including eligibility, and otherwise administer the ESPP.

Number of Authorized Shares. A total of 23,957 shares of our common stock were originally available for sale under our ESPP, subject to adjustment in the event of any significant change in our capitalization, such as a stock split, a combination or exchange of shares, or a stock dividend or other distribution. Effective April 11, 2012, pursuant to Amendment No. 1 to the ESPP, the number of shares of our common stock reserved for issuance under the ESPP was increased to 273,957. As of March 3, 2017, 39,171 shares remained available for sale under the ESPP. Under the ESPP, as amended by the proposed ESPP Amendment No. 2, upon approval, an additional 150,000 shares would be made available for sale under the ESPP. The closing price of our common stock on March 3, 2017 was $14.81 per share.

Eligibility and Participation. All of our employees generally are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. As of March 3, 2017, there were 627 employees eligible to participate in the ESPP. Our Compensation Committee may exclude from an offering period highly-compensated employees or employees who have not satisfied a minimum period of employment with us which may not exceed a period of two years. In addition, an employee may not be granted rights to purchase stock under our ESPP if such employee would:

●	immediately after any grant of purchase rights, own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

●	hold rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year.

Offering Periods and Purchase Periods. The ESPP provides for offering periods of up to 27 months. The offering periods under the ESPP currently consist of 12-month offering periods, with a new offering period beginning every January 1 and separate purchases taking place every 6 months during each offering period. However, we may change the timing and duration of offering periods and the frequency of purchases, as long as such changes comply with the terms of the ESPP. Unless otherwise specified by our Compensation Committee, a participant may purchase a maximum of 25,000 shares of common stock during an offering period.

Payroll Deductions. Our ESPP permits participants to exercise their stock purchase rights under the ESPP through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s gross base compensation from the Company, excluding overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments.

Exercise of Purchase Rights. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each purchase period during an offering period. The purchase price of the shares will not be less than 85% of the fair market value of our common stock on the first trading day of the offering period or on the last day of the applicable purchase period, whichever is lower. Participants may withdraw from participation in the ESPP at any time during an offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.

Change in Control. In the event of a “Change in Control” (as defined in the ESPP), our Compensation Committee may provide for the successor corporation to assume or substitute each outstanding purchase right, cashout of the participant’s purchase right, acceleration of the next purchase date or termination of the current offering period without a purchase.

Amendment and Termination. The ESPP will automatically terminate in 2020, unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, suspend or terminate our ESPP, except that, subject to certain exceptions described in the ESPP, no such action may adversely affect any outstanding rights to purchase stock under our ESPP.

New Plan Benefits. The benefits or amounts that will be received by any participant under the ESPP, as amended by the ESPP Amendment No. 2, are not currently determinable as they are dependent upon each participant’s future payroll deduction election for each offering period under the ESPP.

Federal Income Tax Consequences

The following is a summary of the material United States federal income taxation consequences to the Company and participants subject to U.S. taxation with respect to participation in the ESPP. Tax consequences for any particular individual or under state or non-U.S. tax laws may be different.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Under such an arrangement, no taxable income is recognized by a participant either at the time of election to participate in an offering period under the ESPP or at the time shares are purchased thereunder, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights.

If shares are disposed of at least two years after the grant date and at least one year after the purchase date, then the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares or (ii) the excess of the fair market value of the shares on the grant date over the purchase price (determined as of the grant date in certain circumstances) will be treated as ordinary income to the participant. Any further gain upon such disposition will be taxed as long-term capital gain at the rates then in effect. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the participant will have a capital loss equal to the difference between the sale price and the purchase price. The ability of a participant to utilize such a capital loss will depend on the participant’s other tax attributes and the statutory limitation on capital loss deductions not discussed herein.

If a participant disposes of the shares before the expiration of the one-year and two-year holding periods described above (a “disqualifying disposition”), then upon such disposition the federal income tax consequences will be as follows: (1) the difference between the purchase price and the fair market value of the shares on the date of purchase will be taxed to the participant as ordinary income, and (2) the excess, if any, of the fair market value of the shares on the date of disposition over their fair market value on the date of purchase will be taxed as capital gain. If the shares are sold for less than their fair market value on the purchase date, the same amount of ordinary income will be attributed to the participant and a capital loss recognized equal to the difference between the sale price and the value of the shares on such purchase date. As indicated above, the ability of the participant to utilize such a capital loss will depend on the participant’s other tax attributes and the statutory limitation on capital losses not discussed herein.

The amount of ordinary income recognized by the participant in case of a disqualifying disposition will generally be deductible by us for federal income tax purposes.

Registration of Shares. We have registered on Form S-8 under the Securities Act all of the shares currently authorized for issuance under the ESPP. If the ESPP Amendment No. 2, is approved, we intend to register on Form S-8 all of the additional shares that will be authorized for issuance under the ESPP as a result of the ESPP Amendment No. 2.

The Board of Directors recommends that the stockholders vote FOR approval of the ESPP Amendment No. 2.

Proposal 6 – Ratification of Appointment of

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm for 2017. We are presenting this selection to our stockholders for ratification at the annual meeting.

BDO audited our consolidated financial statements for 2016. A representative of BDO is expected to be present at the annual meeting. In addition to having the opportunity to make a statement, the BDO representative will be available to respond to any appropriate questions.

Stockholder ratification of the selection of BDO as our independent registered public accounting firm is not required. We are submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of BDO.

The Board of Directors recommends a vote “FOR” ratification of the appointment of BDO as our independent registered public accounting firm for 2017.

Change in Independent Registered Public Accounting Firms

On August 24, 2015, we dismissed RSM US LLP (formerly McGladrey LLP) as the independent registered public accounting firm of the Company. The dismissal of RSM US LLP was approved by the Company’s Audit Committee.

RSM US LLP’s audit report on the Company’s financial statements for the year ended December 31, 2014 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s fiscal year ended December 31, 2014 and through August 24, 2015, the Company did not have any disagreement with RSM US LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement, if not resolved to RSM US LLP’s satisfaction, would have caused RSM US LLP to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements. In addition, during the Company’s fiscal year ended December 31, 2014 and through August 24, 2015, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

On August 24, 2015, the Company’s Audit Committee engaged BDO USA, LLP (“BDO”) as its new independent registered public accounting firm to audit the Company’s financial statements for the Company’s fiscal year ending December 31, 2015. The decision to engage BDO as the Company’s independent registered public accounting firm was the result of a competitive selection process.

During the Company’s fiscal year ended December 31, 2014 and the subsequent interim period preceding BDO’s appointment, neither the Company nor anyone on its behalf consulted BDO regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by BDO to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Independent Registered Public Accounting Firm Fees

The following tables present fees for professional services rendered by BDO and RSM US LLP, respectively, for the fiscal years ended December 31, 2016 and 2015.

BDO USA, LLP

	FY 2016	FY 2015

Audit Fees(1)	$885,000	$332,500

Audit-Related Fees	-	-

Tax Fees	-	-

All Other Fees	-	-

Total	$885,000	$332,500

(1)

Audit Fees consist of fees and expenses billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by BDO in connection with statutory and regulatory filings or engagements.

RSM US LLP

	FY 2016	FY 2015

Audit Fees(1)	$59,574	$102,784

Audit-Related Fees	$136,457	-

Tax Fees	-	-

All Other Fees(2)	-	-

Total	$196,031	$102,784

(1)

Audit Fees consist of fees and expenses billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that were normally provided by RSM US LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees and expenses billed for assurance services related to due diligence performed with respect to our acquisition of Glacier Water Services, Inc.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee reviews and pre-approves all audit and non-audit services provided by our independent registered public accounting firm. The Audit Committee may delegate this pre-approval authority to a member of the committee but the decisions of such person must be presented to the full Audit Committee at the next scheduled meeting.

Additional Information

Multiple Stockholders Sharing the Same Address

As permitted by SEC rules, we will deliver only one Annual Report on Form 10-K and proxy statement to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. We will promptly deliver, upon oral or written request, a separate copy of the Annual Report on Form 10-K and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Stockholders wishing to receive a separate Annual Report on Form 10-K and proxy statement or stockholders wishing to receive a single copy of Annual Reports on Form 10-K or proxy statements if they are receiving multiple copies of Annual Reports on Form 10-K or proxy statements may contact Primo Water Corporation, Attention: Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101, Telephone: (336) 331-4000.

2016 Annual Report to Stockholders

This proxy statement is accompanied by our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The Annual Report on Form 10-K, which contains our consolidated financial statements and other information about us, is not incorporated in the proxy statement and is not to be deemed a part of the proxy soliciting material. Copies of this proxy statement and our Annual Report on Form 10-K are available at www.proxyvote.com.

APPENDIX A

Amendment No. 2

to

Primo Water Corporation

Amended and Restated

2010 Omnibus Long-Term Incentive Plan

This Amendment No. 2 (“Amendment”) to the Amended and Restated 2010 Omnibus Long-Term Incentive Plan (the “Existing Plan”; as amended hereby, the “Plan”) of Primo Water Corporation, a Delaware corporation (the “Company”), is adopted by the Company March 3, 2017, subject to approval by the Company’s stockholders (the “Stockholders”).

Statement of Purpose

The Existing Plan was originally approved by the Company’s Board of Directors (the “Board”) on April 11, 2012, and by the Stockholders on May 16, 2012, upon which date it became effective. The Existing Plan was previously amended pursuant to that certain Amendment No. 1, which was approved by the Board on March 5, 2015 and by the Stockholders on April 30, 2015, and which became effective on March 5, 2015 upon Stockholder approval. Under Section 5.2 of the Existing Plan, the Board may amend the Existing Plan at any time, contingent on the approval of the Stockholders if Stockholder approval is required by applicable law. The Board has determined that it is in the best interests of the Company to further amend the Existing Plan to: (1) increase the number of shares authorized for issuance; (2) increase the number of shares that may be issued as Incentive Stock Options; (3) increase the Code Section 162(m) annual individual award limits; and (4) incorporate annual limits on non-employee director awards.

NOW, THEREFORE, the Existing Plan is hereby amended as follows, subject to the approval of the Stockholders:

1.            Capitalized Terms.  All capitalized terms used and not defined in this Amendment shall have the meanings given thereto in the Existing Plan.

2.            Amendment to Existing Plan.

The first two paragraphs of “Section 4.  STOCK SUBJECT TO PLAN” are hereby deleted in their entirety and replaced with the following:

“Subject to adjustment as provided in Section 15 hereof, the maximum number of shares of Stock available for issuance under the Plan shall be 6,437,858 plus the number of shares subject to stock options granted under the Company’s 2004 Stock Plan that are canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number of shares underlying the stock options or otherwise terminated without delivery of shares to the Grantees.

6,218,735 of such shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options.  Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.  Subject to adjustments in accordance with Section 15 hereof, the maximum number of each type of Award (other than cash-based Performance Awards) granted to any Grantee in any 36-month period shall not exceed the following: Options - 1,500,000; SARs - 1,500,000; Restricted Stock - 1,500,000; Restricted Stock Units - 1,500,000; and other Stock-based Performance Awards - 1,500,000.”

The following paragraph is hereby added to the end of “Section 4.  STOCK SUBJECT TO PLAN”:

“The maximum value of Awards granted during any calendar year to any nonemployee member of the Board or the board of directors of an Affiliate (‘Nonemployee Director’), taken together with any cash fees paid to such Nonemployee Director during the calendar year and the value of awards granted to the Nonemployee Director under any other equity compensation plan of the Company or an Affiliate during the calendar year, shall not exceed the following in total value (calculating the value of any Awards or other equity compensation plan awards based on the grant date fair value for financial reporting purposes): (i) $900,000 for the Chair of the Board and (ii) $600,000 for each Nonemployee Director other than the Chair of the Board; provided, however, that awards granted to Nonemployee Directors upon their initial election to the Board or the board of directors of an affiliate shall not be counted towards the limit under this paragraph.”

3.            Reference to and Effect on the Plan.  The Plan, as amended hereby, and all other documents, instruments and agreements executed or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

4.            Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

*            *            *

Effective this 3rd day of March 2017, subject to Stockholder approval.

APPENDIX B

Amendment No. 2

to

Primo Water Corporation

2010 Employee Stock Purchase Plan

This Amendment No. 2 (“Amendment”) to the 2010 Employee Stock Purchase Plan (the “Existing Plan”; as amended hereby, the “Plan”) of Primo Water Corporation, a Delaware corporation (the “Company”), is adopted by the Company March 3, 2017, subject to approval by the Company’s stockholders (the “Stockholders”).

Statement of Purpose

The Existing Plan was originally approved by the Company’s Board of Directors (the “Board”) on March 5, 2010, and by the Stockholders on April 22, 2010, upon which date it became effective. The Existing Plan was previously amended pursuant to that certain Amendment No. 1, which was approved by the Board on April 11, 2012 and by the Stockholders on May 16, 2012, and which became effective on April 11, 2012 upon Stockholder approval. Under Section 10.1 of the Existing Plan, the Board may amend the Existing Plan at any time, contingent on the approval of the Stockholders if Stockholder approval is required by applicable law. The Board has determined that it is in the best interests of the Company to further amend the Existing Plan to increase the number of shares authorized for issuance.

NOW, THEREFORE, the Existing Plan is hereby amended as follows, subject to the approval of the Stockholders:

1.            Capitalized Terms.  All capitalized terms used and not defined herein shall have the meanings given thereto in the Existing Plan.

2.            Amendment to Existing Plan.

Section 4.1.  Number of Shares is hereby deleted in its entirety and replaced with the following:

“4.1           Number of Shares.  Subject to Article 9, the aggregate number of shares of Stock which may be issued pursuant to rights granted under the Plan shall be 423,957 shares. Any Stock distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Stock, treasury stock or Stock purchased on the open market.”

3.            Reference to and Effect on the Plan.  The Plan, as amended hereby, and all other documents, instruments and agreements executed or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

4.            Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

*           *           *

Effective this 3rd day of March 2017, subject to Stockholder approval.

PRIMO WATER

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Billy D. Prim   02 Jack C. Kilgore

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve, by non-binding vote, the compensation paid to Primo's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote every 3 YEARS on the following proposal:

	1 year	2 years	3 years	Abstain
3. To recommend, by non-binding vote, the frequency of future advisory votes on the compensation paid to Primo's named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
4. To approve the Second Amendment to Primo's Amended and Restated 2010 Omnibus Long-Term Incentive Plan to increase the number of shares reserved for issuance thereunder by 2,500,000 shares, increase individual award limits and reapprove performance measures under the plan for purposes of Section 162(m) of the Internal Revenue Code, and establish annual limits on non-employee director awards.	☐	☐	☐
5. To approve the Second Amendment to Primo's 2010 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 150,000 shares.	☐	☐	☐
6. To ratify the appointment of BDO USA, LLP as Primo's registered public accounting firm for 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. EACH OF ITEMS 1, 2, 3, 4, 5 AND 6 HAS BEEN PROPOSED BY PRIMO WATER CORPORATION.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000325912_1 R1.0.1.15

PRIMO WATER CORPORATION

Proxy for Annual Meeting of Stockholders

April 27, 2017

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Matthew T. Sheehan and Mark Castaneda, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Common Stock of Primo Water Corporation which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Primo Water Corporation to be held April 27, 2017, at 1:00 p.m. local time, at the Corporate Headquarters at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, 5 AND 6 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Receipt of Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged.

Please sign and date on the reverse side and return promptly in the enclosed postage paid envelope.

Continued and to be signed on reverse side

0000325912_2 R1.0.1.15